Exhibit 99.2

ALON USA ENERGY, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon USA Energy, Inc.:
We have audited the accompanying consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alon USA Energy, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Alon USA Energy, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Dallas, Texas
March 13, 2015

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon USA Energy, Inc.:
We have audited Alon USA Energy, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Alon USA Energy, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Alon USA Energy, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and our report dated March 13, 2015 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Dallas, Texas
March 13, 2015

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	As of December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$214,961	$224,499
Accounts and other receivables, net	153,859	200,398
Income tax receivable	9,196	16,053
Inventories	122,803	128,770
Deferred income tax asset	11,228	13,045
Prepaid expenses and other current assets	26,315	18,629
Total current assets	538,362	601,394
Equity method investments	25,376	26,251
Property, plant and equipment, net	1,372,344	1,429,342
Goodwill	101,913	105,943
Other assets, net	162,879	82,210
Total assets	$2,200,874	$2,245,140
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$292,217	$336,499
Accrued liabilities	104,391	120,858
Current portion of long-term debt	15,089	83,174
Total current liabilities	411,697	540,531
Other non-current liabilities	182,659	189,474
Long-term debt	548,598	529,074
Deferred income tax liability	384,142	360,657
Total liabilities	1,527,096	1,619,736
Commitments and contingencies (Note 21)
Stockholders’ equity:
Preferred stock, par value $0.01, 15,000,000 shares authorized; 68,180 shares issued and outstanding at December 31, 2014 and 2013	682	682
Common stock, par value $0.01, 150,000,000 shares authorized; 69,606,944 and 68,641,428 shares issued and outstanding at December 31, 2014 and 2013, respectively	696	686
Additional paid-in capital	517,127	509,170
Accumulated other comprehensive loss, net of tax	(8,458)	(37,515)
Retained earnings	126,851	124,936
Total stockholders’ equity	636,898	597,959
Non-controlling interest in subsidiaries	36,880	27,445
Total equity	673,778	625,404
Total liabilities and equity	$2,200,874	$2,245,140

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Year Ended December 31,
	2014	2013	2012
Net sales (1)	$6,779,456	$7,046,381	$8,017,741
Operating costs and expenses:
Cost of sales	6,002,270	6,325,088	7,149,385
Direct operating expenses	281,686	287,752	313,242
Selling, general and administrative expenses	170,139	168,172	161,401
Depreciation and amortization	124,063	125,494	121,929
Total operating costs and expenses	6,578,158	6,906,506	7,745,957
Gain (loss) on disposition of assets	274	9,558	(2,309)
Operating income	201,572	149,433	269,475
Interest expense	(111,143)	(94,694)	(129,572)
Equity earnings of investees	1,678	5,309	7,162
Other income (loss), net	674	218	(6,584)
Income before income tax expense	92,781	60,266	140,481
Income tax expense	22,913	12,151	49,884
Net income	69,868	48,115	90,597
Net income attributable to non-controlling interest	31,411	25,129	11,463
Net income available to stockholders	$38,457	$22,986	$79,134
Earnings per share, basic	$0.56	$0.33	$1.29
Weighted average shares outstanding, basic (in thousands)	68,985	63,538	57,501
Earnings per share, diluted	$0.55	$0.32	$1.24
Weighted average shares outstanding, diluted (in thousands)	69,373	64,852	63,917
Cash dividends per share	$0.53	$0.38	$0.16
___________________________________

(1)	Includes excise taxes on sales by the retail segment of $75,409, $73,597 and $66,563 for the years ended December 31, 2014, 2013 and 2012, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Net income	$69,868	$48,115	$90,597
Other comprehensive income (loss):
Postretirement benefit plans:
Unrealized gain (loss) arising during the year related to:
Net actuarial gain (loss)	(16,498)	15,610	(15,183)
Curtailment	—	126	—
(Gain) loss reclassified to earnings
Amortization of net actuarial loss (1)	3,466	4,071	2,633
Amortization of prior service credit (1)	(364)	(51)	(51)
Net gain (loss), before tax	(13,396)	19,756	(12,601)
Income tax expense (benefit)	(4,559)	7,224	(4,602)
Net gain (loss), net of tax	(8,837)	12,532	(7,999)
Interest rate derivatives designated as cash flow hedges:
Unrealized holding gain (loss) arising during period	(1,292)	—	132
Loss reclassified to earnings - interest expense	54	—	4,065
Net gain (loss), before tax	(1,238)	—	4,197
Income tax expense (benefit)	(458)	—	1,469
Net gain (loss), net of tax	(780)	—	2,728
Commodity contracts designated as cash flow hedges:
Unrealized holding gain (loss) arising during period	50,288	(9,475)	(74,583)
(Gain) loss reclassified to earnings - cost of sales	—	(22,021)	76,097
Amortization of unrealized loss on de-designated cash flow hedges - cost of sales	15,572	—	—
Net gain (loss), before tax	65,860	(31,496)	1,514
Income tax expense (benefit)	24,358	(11,644)	546
Net gain (loss), net of tax	41,502	(19,852)	968
Total other comprehensive income (loss), net of tax	31,885	(7,320)	(4,303)
Comprehensive income	101,753	40,795	86,294
Comprehensive income attributable to non-controlling interest	34,239	24,877	11,124
Comprehensive income attributable to stockholders	$67,514	$15,918	$75,170
_________________

(1)
These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost, as further discussed in Note 14. Net periodic benefit cost is reflected in direct operating expenses and selling, general and administrative expenses in the consolidated statements of operations.

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity	Non-controlling Interest	Total Equity
Balance at December 31, 2011	$40,000	$561	$318,659	$(26,483)	$63,273	$396,010	$(226)	$395,784
Stock compensation expense	—	4	4,629	—	—	4,633	(503)	4,130
Dividends	—	—	—	—	(9,196)	(9,196)	(524)	(9,720)
Dividends of common stock on preferred stock	—	7	4,127	—	(4,892)	(758)	—	(758)
Preferred stock issuance	30,000	—	9,270	—	—	39,270	—	39,270
Stock issuance costs	—	—	(10)	—	—	(10)	—	(10)
Warrants retired	—	—	(10,988)	—	—	(10,988)	—	(10,988)
Preferred stock conversion	(27,800)	41	27,759	—	—	—	—	—
Alon USA Partners, LP initial public offering	—	—	90,576	—	—	90,576	26,608	117,184
Net income	—	—	—	—	79,134	79,134	11,463	90,597
Other comprehensive loss, net of tax	—	—	—	(3,964)	—	(3,964)	(339)	(4,303)
Balance at December 31, 2012	42,200	613	444,022	(30,447)	128,319	584,707	36,479	621,186
Stock compensation expense	—	9	8,285	—	—	8,294	(1,279)	7,015
Dividends	—	—	—	—	(24,081)	(24,081)	(886)	(24,967)
Dividends of common stock on preferred stock	—	—	1,984	—	(2,288)	(304)	—	(304)
Stock issuance costs	—	—	(1,012)	—	—	(1,012)	—	(1,012)
Equity component related to issuance of convertible notes, net of tax of $11,171	—	—	19,194	—	—	19,194	—	19,194
Convertible note hedge transactions, net of tax of $10,468	—	—	(17,987)	—	—	(17,987)	—	(17,987)
Warrant transactions	—	—	13,230	—	—	13,230	—	13,230
Preferred stock conversion	(41,518)	64	41,454	—	—	—	—	—
Distributions to non-controlling interest in the Partnership	—	—	—	—	—	—	(31,746)	(31,746)
Net income	—	—	—	—	22,986	22,986	25,129	48,115
Other comprehensive loss, net of tax	—	—	—	(7,068)	—	(7,068)	(252)	(7,320)
Balance at December 31, 2013	682	686	509,170	(37,515)	124,936	597,959	27,445	625,404
Stock compensation expense	—	9	7,915	—	—	7,924	(428)	7,496
Dividends	—	—	—	—	(36,483)	(36,483)	(1,134)	(37,617)
Preferred stock conversion	—	1	42	—	(59)	(16)	—	(16)
Distributions to non-controlling interest in the Partnership	—	—	—	—	—	—	(23,242)	(23,242)
Net income	—	—	—	—	38,457	38,457	31,411	69,868
Other comprehensive income, net of tax	—	—	—	29,057	—	29,057	2,828	31,885
Balance at December 31, 2014	$682	$696	$517,127	$(8,458)	$126,851	$636,898	$36,880	$673,778

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$69,868	$48,115	$90,597
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	124,063	125,494	121,929
Stock compensation	7,496	7,015	4,130
Deferred income taxes	5,961	8,278	42,022
Equity earnings of investees, net of dividends	—	(3,266)	(1,240)
Amortization of debt issuance costs	3,759	4,496	6,296
Amortization of original issuance discount	6,306	4,300	2,570
Write-off of unamortized debt issuance costs	558	1,871	8,826
Write-off of unamortized original issuance discount	391	1,871	28,374
(Gain) loss on disposition of assets	(274)	(9,558)	2,309
Unrealized (gain) loss on commodity swaps	(3,778)	(3,085)	31,936
Changes in operating assets and liabilities:
Accounts and other receivables, net	77,658	(19,053)	28,624
Income tax receivable	6,857	(15,547)	2,516
Inventories	4,983	55,149	(36,647)
Prepaid expenses and other current assets	(7,686)	8,410	(10,946)
Other assets, net	(27,506)	6,042	(9,260)
Accounts payable	(68,482)	1,726	10,977
Accrued liabilities	3,733	(2,794)	5,718
Other non-current liabilities	(10,249)	(57,231)	59,079
Net cash provided by operating activities	193,658	162,233	387,810
Cash flows from investing activities:
Capital expenditures	(88,429)	(68,513)	(93,901)
Capital expenditures for turnarounds and catalysts	(62,473)	(8,617)	(11,460)
Dividends from investees, net of equity earnings	1,472	—	—
Contribution to equity method investment	(597)	(1,403)	—
Proceeds from disposition of assets	41,032	27,092	381
Net cash used in investing activities	(108,995)	(51,441)	(104,980)
Cash flows from financing activities:
Dividends paid to stockholders	(36,483)	(24,081)	(9,196)
Dividends paid to non-controlling interest	(1,134)	(886)	(524)
Distributions paid to non-controlling interest in the Partnership	(23,242)	(31,746)	—
Contributions from non-controlling interest in Alon USA Partners, LP	—	—	167,765
Equity issuance costs	—	(1,012)	(10)
Inventory agreement transactions	24,200	25,200	—
Deferred debt issuance costs	(2,284)	(4,264)	(17,512)
Revolving credit facilities, net	(40,000)	51,000	(259,341)
Additions to long-term debt	145,000	150,000	427,500
Payments on long-term debt	(160,258)	(151,575)	(632,282)
Proceeds from issuance of warrants	—	13,230	—
Payments for purchases of hedges on convertible debt	—	(28,455)	—
Net cash used in financing activities	(94,201)	(2,589)	(323,600)
Net increase (decrease) in cash and cash equivalents	(9,538)	108,203	(40,770)
Cash and cash equivalents, beginning of period	224,499	116,296	157,066
Cash and cash equivalents, end of period	$214,961	$224,499	$116,296
Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$106,065	$85,329	$84,492
Cash paid for income tax, net of refunds	$10,957	$18,184	$5,498
Supplemental disclosure of non-cash activities:
Capital expenditures included in accounts payable and accrued liabilities	$—	$6,161	$—
Financing activity — payment on long-term debt from issuance of preferred stock	$—	$—	$(30,000)

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except as noted)

(1)	Description and Nature of Business
As used in this report, unless otherwise specified, the terms “Alon,” “we,” “us” or “our” refer to Alon USA Energy, Inc. and its consolidated subsidiaries or to Alon USA Energy, Inc. or an individual subsidiary. The “Partnership,” as used in this report, refers to Alon USA Partners, LP and its consolidated subsidiaries.
We are engaged in the business of refining and marketing of petroleum products, primarily in the South Central, Southwestern and Western regions of the United States. Our business consists of three operating segments: (i) refining and marketing, (ii) asphalt and (iii) retail.
Refining and Marketing Segment. Our refining and marketing segment includes a sour crude oil refinery located in Big Spring, Texas, a light sweet crude oil refinery located in Krotz Springs, Louisiana and heavy crude oil refineries located in Paramount, Bakersfield and Long Beach, California (the “California refineries”). Our California refineries did not process crude oil in 2014 and 2013 due to the high cost of crude oil relative to product yield and low asphalt demand. Our refineries have a combined throughput capacity of approximately 217,000 barrels per day (“bpd”). We refine crude oil into petroleum products, including various grades of gasoline, diesel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt and other petroleum-based products, which are marketed primarily in the South Central, Southwestern and Western regions of the United States.
We own the Big Spring refinery and wholesale marketing operations through the Partnership. We market transportation fuels produced at the Big Spring refinery in West and Central Texas, Oklahoma, New Mexico and Arizona. We refer to our operations in these regions as our “physically integrated system” because it supplies our Alon branded and unbranded distributors in these regions with motor fuels produced at our Big Spring refinery and distributed through a network of pipelines and terminals which we either own or have access to through leases or long-term throughput agreements.
We supply gasoline and diesel to 644 Alon branded retail sites, including our retail segment convenience stores. In 2014, approximately 58% of the gasoline and 29% of the diesel produced at our Big Spring refinery was transferred to our branded marketing business at prices substantially determined by wholesale market prices. Additionally, we license the use of the Alon brand name and provide credit card processing services to 73 licensed locations that are not under fuel supply agreements.
We market transportation fuel production from our Krotz Springs refinery through bulk sales and exchange channels. These bulk sales and exchange arrangements are entered into with various oil companies and traders and are transported to markets on the Mississippi River and the Atchafalaya River as well as to the Colonial Pipeline.
Asphalt Segment. We own or operate 10 asphalt terminals located in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Washington (Richmond Beach), Arizona (Phoenix and Flagstaff) and Nevada (Fernley) (50% interest) as well as through a 50% interest in Wright Asphalt Products Company, LLC (“Wright”), which specializes in patented ground tire rubber modified asphalt products. The operations in which we have a 50% interest are recorded under the equity method of accounting and the investments are included as part of total assets in the asphalt segment data.
We have an exclusive license to use advanced asphalt-blending technology in West Texas, Arizona, New Mexico and Colorado, and a non-exclusive license in Idaho, Montana, Nevada, North Dakota, Utah and Wyoming, with respect to asphalt produced at our Big Spring refinery, and a ground tire rubber (“GTR”) asphalt manufacturing process with respect to asphalt sold in California.
Asphalt produced by our Big Spring refinery is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude, which is intended to approximate wholesale market prices. We market asphalt primarily as paving asphalt to road and materials manufacturers and highway construction/maintenance contractors as GTR, polymer modified or emulsion asphalt. Sales of asphalt are seasonal with the majority of our sales occurring between May and October.
Retail Segment. Our retail segment operates 295 convenience stores located in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, food products, food service, tobacco products, non-alcoholic and alcoholic beverages, general merchandise as well as money orders to the public, primarily under the 7-Eleven and Alon brand names. Substantially all of the motor fuel sold through our retail segment is supplied by our Big Spring refinery.

(2)	Basis of Presentation and Certain Significant Accounting Policies

(a)	Basis of Presentation
The consolidated financial statements include the accounts of Alon USA Energy, Inc. and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

(b)	Use of Estimates
These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Revenue Recognition
Revenues from sales of refined products are earned and realized upon transfer of title to the customer based on the contractual terms of delivery (including payment terms and prices). Generally, title transfers at the refinery or terminal when the refined product is loaded into the common carrier pipelines, trucks or railcars (free on board origin). In some situations, title transfers at the customer’s destination (free on board destination).
We occasionally enter into refined product buy/sell arrangements, which involve linked purchases and sales related to refined product sales contracts entered into to address location, quality or grade requirements. These buy/sell transactions are included on a net basis in sales in the consolidated statements of operations and profits are recognized when the exchanged product is sold.
Revenues from our inventory financing agreements (Note 9) are reported on a gross basis as we are considered a principal in these agreements.
In the ordinary course of business, logistical and refinery production schedules necessitate the occasional sale of crude oil to third parties. All purchases and sales of crude oil are recorded net, in cost of sales in the consolidated statements of operations.
Excise taxes on sales by our retail segment are presented on a gross basis. Supplemental information regarding the amount of such taxes included in revenues are provided in a footnote on the face of the consolidated statements of operations. All other excise taxes are presented on a net basis in the consolidated statements of operations.

(d)	Cost Classifications
Refining and marketing cost of sales includes crude oil and other raw materials, inclusive of transportation costs, which include costs associated with our crude oil and product pipelines. Asphalt cost of sales includes costs of purchased asphalt, blending materials and transportation costs. Retail cost of sales includes motor fuels and merchandise. Retail fuel cost of sales represents the cost of purchased fuel, including transportation costs and associated excise taxes. Merchandise cost of sales includes the delivered cost of merchandise purchases, net of merchandise rebates and commissions. Cost of sales excludes depreciation and amortization, which is presented separately in the consolidated statements of operations.
Direct operating expenses, which relate to our refining and marketing and asphalt segments, include costs associated with the actual operations of our refineries and terminals, such as energy and utility costs, routine maintenance, labor, insurance and environmental compliance costs.
Selling, general and administrative expenses consist primarily of costs relating to the operations of the convenience stores, including labor, utilities, maintenance and retail corporate overhead costs. Refining and marketing and asphalt segments corporate overhead and marketing expenses are also included in selling, general and administrative expenses.
Interest expense includes interest expense on debt, letters of credit, financing costs associated with crude oil purchases, financing fees, and both the amortization and write-off of original issuance discount and deferred debt issuance costs but excludes capitalized interest. Original issuance discount and debt issuance costs are amortized over the term of the related debt using the effective interest method.

(e)	Cash and Cash Equivalents
All highly-liquid instruments with a maturity of three months or less at the time of purchase are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

(f)	Accounts Receivable
Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade accounts receivables. Credit is extended based on evaluation of the customer’s financial condition. We perform ongoing credit evaluations of our customers and require letters of credit, prepayments or other collateral or guarantees as management deems appropriate. Allowance for doubtful accounts is based on a combination of current sales and specific identification methods.
Credit risk is minimized as a result of the ongoing credit assessment of our customers and a lack of concentration in our customer base. Credit losses are charged to allowance for doubtful accounts when deemed uncollectible. Our allowance for doubtful accounts is reflected as a reduction of accounts receivable in the consolidated balance sheets.

(g)	Inventories
Crude oil, refined products, blendstocks and asphalt (including crude oil consignment inventory) are stated at the lower of cost or market in aggregate. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation method and market is determined using current estimated selling prices. Under the LIFO valuation method, the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. In periods of rapidly declining prices, LIFO inventories may have to be written down to market value due to the higher costs assigned to LIFO layers in prior periods. An inventory write-down to market value results in a non-cash accounting adjustment, decreasing the value of our inventory and increasing our cost of sales. Such charges are subject to reversal in subsequent periods, not to exceed LIFO cost, if prices recover. In addition, the use of the LIFO inventory method may result in increases or decreases to cost of sales in years when inventory volumes decline and result in charging cost of sales with LIFO inventory costs generated in prior periods.
Materials and supplies are stated at average cost. Cost for retail merchandise inventories is determined under the retail inventory method and cost for retail fuel inventories is determined under the first-in, first-out (“FIFO”) method.
Crude oil inventory consigned to others represents inventory that was sold to third parties, which we are obligated to repurchase at the end of the respective agreements (Note 9). As a result of this requirement to repurchase the inventory, no revenue was recorded on these transactions and the inventory volumes remain valued under the LIFO method.

(h)	Hedging Activity
All derivative instruments are recorded in the consolidated balance sheets as either assets or liabilities measured at their fair value. We consider all commodity forwards, futures, swaps and option contracts to be part of our risk management strategy. For commodity derivative contracts not designated as cash flow hedges, the net unrealized gains and losses for changes in fair value are recognized in cost of sales or in other income (loss), net on the consolidated statements of operations.
We selectively designate certain commodity derivative contracts and interest rate derivatives as cash flow hedges. The effective portion of the gains or losses associated with these derivative contracts designated and qualifying as cash flow hedges are initially recorded in accumulated other comprehensive income in the consolidated balance sheet and reclassified into the statement of operations in the period in which the underlying hedged forecasted transaction affects income. The amounts recorded into the consolidated statement of operations for commodity derivative contracts are recognized as cost of sales and the amounts recorded for interest rate derivatives are recognized as interest expense. The ineffective portion of the gains or losses on the derivative contracts, if any, is recognized in the consolidated statement of operations as it is incurred.
Derivative transactions related to our inventory financing agreements have been designated as fair value hedges of inventory. The gain or loss on the derivative instrument designated and qualifying as a fair value hedge, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, is recognized in earnings in the same period.

(i)	Property, Plant and Equipment
The carrying value of property, plant and equipment includes the fair value of the asset retirement obligation and has been reflected in the consolidated balance sheets at cost, net of accumulated depreciation.
Property, plant and equipment, net of salvage value, are depreciated using the straight-line method at rates based on the estimated useful lives for the assets or groups of assets, beginning in the first month of operation following acquisition or completion. The useful lives used to determine depreciation for our assets are as follows:

Refining facilities	3 – 20 years
Pipelines and terminals	5 – 25 years
Retail	5 – 40 years
Other	3 – 15 years

We capitalize interest costs associated with major construction projects based on the effective interest rate on aggregate borrowings. Leasehold improvements are depreciated on the straight-line method over the shorter of the contractual lease terms or the estimated useful lives.
Expenditures for major replacements and additions are capitalized. Refining and marketing segment and asphalt segment expenditures for routine repairs and maintenance costs are charged to direct operating expense as incurred. Retail segment routine repairs and maintenance costs are charged to selling, general and administrative expense as incurred. The applicable costs and accumulated depreciation of assets that are sold, retired, or otherwise disposed of are removed from the accounts and the resulting gain or loss is recognized as a gain or loss on disposition of assets in the consolidated statements of operations.

(j)	Impairment of Long-Lived Assets and Assets to be Disposed Of
We review long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its expected future cash flows, an impairment loss is recognized based on the excess of the carrying value of the impaired asset over its fair value. The future cash flows and fair values used in this assessment are estimates based on management’s judgment and assumptions. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs of disposition.

(k)	Asset Retirement Obligations
We have asset retirement obligations with respect to our refineries due to various legal obligations to clean and/or dispose of these assets at the time they are retired. However, the majority of these assets can be used for extended and indeterminate periods of time provided that they are properly maintained and/or upgraded. It is our practice and intent to continue to maintain these assets and make improvements based on technological advances. When a date or range of dates can reasonably be estimated for the retirement of these assets or any component part of these assets, we will estimate the cost of performing the retirement activities and record a liability for the fair value of that cost using established present value techniques.
We also have asset retirement obligations with respect to the removal of underground storage tanks and the removal of brand signage at our owned and leased retail sites. The asset retirement obligation for storage tank removal on leased retail sites is accreted over the expected life of the underground storage tank, which approximates the average retail site lease term (Note 13).

(l)	Turnarounds and Catalysts Costs
Our refinery units require regular major maintenance and repairs that are commonly referred to as “turnarounds.” Catalysts used in certain refinery process units are typically replaced in conjunction with planned turnarounds. We record the turnaround and catalysts costs as deferred charges in other assets in the consolidated balance sheets. We amortize the deferred costs on a straight-line basis over the period of time estimated until the next turnaround occurs, beginning the month after the completion of the turnaround. The amortization of deferred turnaround and catalysts costs are presented in depreciation and amortization in our consolidated statements of operations.

(m)	Income Taxes
We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(n)	Stock-Based Compensation
Our stock-based compensation plan includes granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses to our directors, officers and key employees. We use the grant date fair value based method for calculating and accounting for stock-based compensation. Expenses related to stock-based compensation are included in selling, general and administrative expenses in our consolidated statements of operations (Note 17).

(o)	Environmental Expenditures
Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Environmental liabilities represent the estimated costs to investigate and remediate contamination at our properties. These estimates are based on internal and third-party assessments of the extent of the contaminations, the selected remediation technology and review of applicable environmental regulations.
Costs of future expenditures for environmental remediation obligations are not discounted to their present value unless payments are fixed or reliably determinable. Recoveries of environmental remediation costs from other parties are recorded as assets when the receipt is deemed probable (Note 21). Estimates are updated to reflect changes in factual information, available technology or applicable laws and regulations.
Substantially all amounts accrued are expected to be paid out over the next 15 years. The amount of future expenditures for environmental remediation obligations is impossible to determine with any degree of reliability.

(p)	Earnings Per Share
We compute basic earnings per share by dividing net income available to common stockholders by the weighted average number of participating common shares outstanding during the reporting period. Diluted earnings per share are calculated to give effect to all potentially dilutive common shares that were outstanding during the period (Note 19).

(q)	Other Comprehensive Income
Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that, under U.S. GAAP, are excluded from net income, such as defined postretirement benefit plan adjustments and gains and losses related to certain derivative instruments designated in qualifying hedging relationships. The balance in accumulated other comprehensive loss, net of tax reported in the consolidated balance sheets consists of defined postretirement benefit plans and the fair value of interest rate derivatives and commodity derivative contract adjustments.

(r)	Postretirement Benefits
We recognize the underfunded status of our defined pension and postretirement plans as a liability. Changes in the funded status of our defined pension and postretirement plans are recognized in other comprehensive income in the period the changes occur. The funded status represents the difference between the projected benefit obligation and the fair value of the plan assets. The projected benefit obligation is the present value of benefits earned to date by plan participants, including the effect of assumed future salary increases. Plan assets are measured at fair value. We use December 31 as the measurement date for plan assets and obligations for all of our plans.

(s)	Commitments and Contingencies
Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability.

(t)	Goodwill and Intangibles
Goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired less liabilities assumed. Intangible assets are assets that lack physical substance (excluding financial assets). Goodwill acquired in a business combination and intangible assets with indefinite useful lives are not amortized and intangible assets with finite useful lives are amortized on a straight-line basis over 1 to 40 years. Goodwill and intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. We use December 31 of each year as the valuation date for annual impairment testing purposes.

(u)	New Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that provides accounting guidance for all revenue arising from contracts to provide goods or services to customers. This standard is intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The requirements from the new standard are effective for interim and annual periods beginning after December 15, 2016, and early adoption is not permitted. The standard allows for either full retrospective adoption or modified retrospective adoption. We are evaluating the guidance to determine the method of adoption and the impact of this standard on our consolidated financial statements.

In February 2015, the FASB issued an accounting standards update making targeted changes to the current consolidation guidance. The new standard changes the way certain decisions are made related to substantive rights, related parties, and decision making fees when applying the variable interest entity consolidation model and eliminates certain guidance for limited partnerships and similar entities under the voting interest consolidation model. The requirements from the updated standard are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. We are evaluating the effect that adopting the updated guidance will have on our consolidated financial statements and related disclosures.

(3)	Alon USA Partners, LP
The Partnership is a publicly traded limited partnership that was formed to own and operate the assets and operations of the Big Spring refinery and associated wholesale marketing operations. On November 26, 2012, the Partnership completed its initial public offering (NYSE: ALDW) of 11,500,000 common units representing limited partner interests. As of December 31, 2014, the 11,506,550 common units held by the public represent 18.4% of the Partnership’s common units outstanding. We own the remaining 81.6% of the Partnership’s common units and Alon USA Partners GP, LLC (the “General Partner”), our wholly-owned subsidiary, owns 100% of the non-economic general partner interest in the Partnership.
The limited partner interests in the Partnership not owned by us are reflected in the consolidated statements of operations in net income attributable to non-controlling interest and in our consolidated balance sheets in non-controlling interest in subsidiaries. The Partnership is consolidated within the refining and marketing segment.
We have agreements with the Partnership which establish fees for certain administrative and operational services provided by us and our subsidiaries to the Partnership, provide certain indemnification obligations and other matters and establish terms for the supply of products by the Partnership to us.
Partnership Distributions
The Partnership has adopted a policy pursuant to which it will distribute all of the available cash it generates each quarter, as defined in the partnership agreement and subject to the approval of the board of directors of the General Partner. The per unit amount of available cash to be distributed each quarter, if any, will be distributed within 60 days following the end of such quarter.
During the year ended December 31, 2014, the Partnership paid cash distributions of $126,262, or $2.02 per unit. The total cash distribution paid to non-affiliated common unitholders was $23,242. During the year ended December 31, 2013, the Partnership paid cash distributions of $172,506, or $2.76 per unit. The total cash distribution paid to non-affiliated common unitholders was $31,746. As the initial public offering was completed in November 2012, no cash distributions were paid during the year ended December 31, 2012.

(4)	Segment Data
Our revenues are derived from three operating segments: (i) refining and marketing, (ii) asphalt and (iii) retail. The reportable operating segments are strategic business units that offer different products and services. The segments are managed separately as each segment requires unique technology, marketing strategies and distinct operational emphasis. Each operating segment’s performance is evaluated primarily based on operating income.
Operating income (loss) for each segment consists of net sales less cost of sales, direct operating expenses, selling, general and administrative expenses, depreciation and amortization and gain (loss) on disposition of assets. Intersegment sales are intended to approximate wholesale market prices. Consolidated totals presented are after intersegment eliminations.
Operations that are not included in any of the three segments are included in the corporate category. These operations consist primarily of corporate headquarters operating and depreciation expenses.
Total assets of each segment consist of net property, plant and equipment, inventories, cash and cash equivalents, accounts and other receivables, goodwill and other assets directly associated with the segment’s operations. Corporate assets consist primarily of corporate headquarters information technology and administrative equipment.

Segment data as of and for the years ended December 31, 2014, 2013 and 2012 are presented below:

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Year ended December 31, 2014
Net sales to external customers	$5,382,360	$457,412	$939,684	$—	$6,779,456
Intersegment sales/purchases	555,622	(59,615)	(496,007)	—	—
Depreciation and amortization	104,676	4,747	12,241	2,399	124,063
Operating income (loss)	204,609	(25,597)	25,665	(3,105)	201,572
Total assets	1,851,344	110,139	216,679	22,712	2,200,874
Turnarounds, catalysts and capital expenditures	125,621	5,777	16,748	2,756	150,902

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Year ended December 31, 2013
Net sales to external customers	$5,489,745	$612,443	$944,193	$—	$7,046,381
Intersegment sales/purchases	600,943	(86,089)	(514,854)	—	—
Depreciation and amortization	105,597	6,398	10,826	2,673	125,494
Operating income (loss)	133,020	(4,097)	23,904	(3,394)	149,433
Total assets	1,871,255	154,143	197,966	21,776	2,245,140
Turnarounds, catalysts and capital expenditures	48,889	9,425	17,935	881	77,130

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Year ended December 31, 2012
Net sales to external customers	$6,505,927	$603,896	$907,918	$—	$8,017,741
Intersegment sales/purchases	736,008	(244,010)	(491,998)	—	—
Depreciation and amortization	103,638	5,866	10,298	2,127	121,929
Operating income (loss)	254,372	(3,728)	21,918	(3,087)	269,475
Total assets	1,859,600	139,891	202,033	22,050	2,223,574
Turnarounds, catalysts and capital expenditures	79,572	9,420	14,141	2,228	105,361

(5)	Fair Value
We determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We classify financial assets and financial liabilities into the following fair value hierarchy:

•	Level 1 - valued based on quoted prices in active markets for identical assets and liabilities;

•	Level 2 - valued based on quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability; and

•	Level 3 - valued based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
As required, we utilize valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy. We generally apply the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.
The carrying amounts of our cash and cash equivalents, receivables, payables and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The reported amounts of long-term debt approximate fair value. Derivative instruments are carried at fair value, which are based on quoted market prices. Derivative instruments and the Renewable Identification Numbers (“RINs”) obligation are our only assets and liabilities measured at fair value on a recurring basis.

The RINs obligation represents the period-end deficit, if any, after considering any RINs acquired or under contract, necessary to meet our requirements to blend biofuels into the products we have produced. The RINs obligation is categorized as level 2 in the fair value hierarchy and is measured at fair value using the market approach based on quoted prices from an independent pricing service.
The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, in the consolidated balance sheets as of December 31, 2014 and 2013:

	Level 1	Level 2	Level 3	Total
As of December 31, 2014
Assets:
Commodity contracts (swaps)	$—	$42,740	$—	$42,740
Fair value hedges	—	24,903	—	24,903
Liabilities:
Commodity contracts (futures and forwards)	333	—	—	333
Interest rate swaps	—	1,238	—	1,238

As of December 31, 2013
Assets:
Commodity contracts (futures and forwards)	$335	$—	$—	$335
Liabilities:
Commodity contracts (swaps)	—	15,328	11,569	26,897
Fair value hedges	—	3,339	—	3,339
RINs obligation	—	334	—	334
Level 3 Financial Instruments
As of December 31, 2013, we had commodity price swap contracts related to forecasted sales of jet fuel and forecasted purchases of crude oil for which quoted forward market prices were not readily available. The forward rate used to value these commodity price swaps was derived using a projected forward rate using quoted market rates for similar products, adjusted for product grade differentials, a level 3 input. In January 2014, quoted forward market prices for these commodities became available, and the related financial liability was reclassified to level 2.
The following table presents the changes in fair value of our level 3 assets and liabilities (all related to commodity price swap contracts) for the years ended December 31, 2014 and 2013:

	Year Ended December 31,
	2014	2013
Balance at beginning of period	$(11,569)	$—
Change in fair value of level 3 trades open at the beginning of the period	—	—
Fair value of trades entered into during the period - Recognized in other comprehensive income	—	(11,569)
Fair value of reclassification from level 3 to level 2	11,569	—
Settlement value of contractual maturities - Recognized in cost of sales	—	—
Balance at end of period	$—	$(11,569)

(6)	Derivative Financial Instruments
We selectively utilize crude oil and refined product commodity derivative contracts to reduce the risk associated with potential price changes on committed obligations as well as to reduce earnings volatility. We also utilize interest rate swaps to manage our exposure to interest rate risk. We do not speculate using derivative instruments. Credit risk on our derivative instruments is mitigated by transacting with counterparties meeting established collateral and credit criteria.

Mark to Market
We have certain contracts that serve as economic hedges, which are derivatives used for risk management but not designated as hedges for financial accounting purposes. All economic hedge transactions are recorded at fair value and any changes in fair value between reporting periods are recognized in earnings.
We have contracts that are used to fix prices on forecasted purchases of inventory. Forwards represent physical trades for which pricing and quantities have been set, but the physical product delivery has not occurred by the end of the reporting period. Futures represent trades executed on the New York Mercantile Exchange which have not been closed or settled at the end of the reporting period.
We also have economic hedges in the form of swap contracts that fix the price differential between Brent crude oil and the crude oil that we process at our refineries. At December 31, 2014, we have swap contracts for 6,210 thousand barrels of crude oil, with contract terms through December 2016.
Fair Value Hedges
Fair value hedges are used to hedge price volatility of certain refining inventories and firm commitments to purchase inventories. The gain or loss on a derivative instrument designated and qualifying as a fair value hedge, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, is recognized in earnings in the same period.
We have certain commodity contracts associated with the Supply and Offtake Agreements discussed in Note 9 that have been accounted for as fair value hedges, which had contract purchase volumes of 736 thousand barrels of crude oil as of December 31, 2014.
Cash Flow Hedges
To designate a derivative as a cash flow hedge, we document at the inception of the hedge the assessment that the derivative will be highly effective in offsetting expected changes in cash flows from the hedged item. This assessment, which is updated at least quarterly, is generally based on the most recent relevant historical correlation between the derivative and the hedged item. If, during the term of the derivative, the hedge is determined to be no longer highly effective, hedge accounting is prospectively discontinued and any remaining unrealized gains or losses, based on the effective portion of the derivative at that date, are reclassified to earnings when the underlying transactions occur.
Commodity Derivatives. As of December 31, 2014, we have accounted for certain commodity swap contracts as cash flow hedges with net contract purchase volumes of 3,600 thousand barrels of crude and net contract sales volumes of 3,600 thousand barrels of refined products with the longest remaining contract term of twelve months. Related to our commodity swap cash flow hedges in other comprehensive income (“OCI”), we recognized unrealized gains (losses) of $65,860, $(31,496) and $1,514 for the years ended December 31, 2014, 2013 and 2012, respectively.
In November 2013 and April 2014, we elected to de-designate certain commodity swap contracts that were previously designated as cash flow hedges. Net unrealized losses of $15,572, deferred in OCI as a result of de-designation, were fully amortized into earnings as the underlying transactions occurred during the year ended December 31, 2014.
Interest Rate Derivatives. In April 2014, we entered into three interest rate swap agreements, maturing March 2019, that effectively fix the variable LIBOR interest component of the term loan feature of the Alon Retail Credit Agreement, as defined in Note 15. The interest rate swaps have been accounted for as cash flow hedges. The aggregate notional amount under these agreements covers approximately 75% of the outstanding principal of the term loan throughout the duration of the interest rate swaps. As of December 31, 2014, the outstanding principal of the term loan was $102,667. The interest rate swaps lock in an average fixed interest rate of 0.60% in 2015; 1.47% in 2016; 2.35% in 2017; 3.09% in 2018 and 3.28% in 2019. Related to these interest rate swap cash flow hedges, we recognized in OCI unrealized losses of $(1,238) for the year ended December 31, 2014. Related to previously expired interest rate swap agreements, we recognized in OCI unrealized gains of $4,197 for the year ended December 31, 2012.
For the years ended December 31, 2014 and 2012, there was no hedge ineffectiveness recognized in income. For the year ended December 31, 2013, there was $1,879 of hedge ineffectiveness recognized in cost of sales. For the years ended December 31, 2014, 2013 and 2012, no component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.
As of December 31, 2014, we have net unrealized gains of $34,640 classified in OCI related to cash flow hedges. Assuming commodity prices and interest rates remain unchanged, unrealized gains of $35,688 will be reclassified from OCI into earnings as the underlying transactions occur over the next twelve-month period.

The following tables present the effect of derivative instruments on the consolidated balance sheets:

	As of December 31, 2014
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures and forwards)	Accounts receivable	$7,168	Accrued liabilities	$7,501
Commodity contracts (swaps)	Accounts receivable	6,809		—
Commodity contracts (swaps)	Other assets	11,622		—
Total derivatives not designated as hedging instruments		25,599		7,501

Derivatives designated as hedging instruments:
Commodity contracts (swaps)	Accounts receivable	$24,309		$—
Interest rate swaps		—	Other non-current liabilities	1,238
Fair value hedges	Other assets	24,903		—
Total derivatives designated as hedging instruments		49,212		1,238
Total derivatives		$74,811		$8,739

	As of December 31, 2013
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures and forwards)	Accounts receivable	$1,533	Accrued liabilities	$1,198
Total derivatives not designated as hedging instruments		1,533		1,198

Derivatives designated as hedging instruments:
Commodity contracts (swaps)		$—	Accrued liabilities	$15,328
Commodity contracts (swaps)		—	Other non-current liabilities	11,569
Fair value hedges		—	Other non-current liabilities	3,339
Total derivatives designated as hedging instruments		—		30,236
Total derivatives		$1,533		$31,434

The following tables present the effect of derivative instruments on the consolidated statements of operations and accumulated other comprehensive income:
Derivatives designated as hedging instruments:

Cash Flow Hedging Relationships	Gain (Loss) Recognized in OCI	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Gain (Loss) Reclassified from Accumulated OCI into Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
		Location	Amount	Location	Amount
For the Year Ended December 31, 2014
Commodity contracts (swaps)	$65,860	Cost of sales	$(15,572)		$—
Interest rate swaps	(1,238)	Interest expense	(54)		—
Total derivatives	$64,622		$(15,626)		$—

For the Year Ended December 31, 2013
Commodity contracts (swaps)	$(31,496)	Cost of sales	$23,900	Cost of sales	$(1,879)
Total derivatives	$(31,496)		$23,900		$(1,879)

For the Year Ended December 31, 2012
Commodity contracts (swaps)	$1,514	Cost of sales	$(76,097)		$—
Interest rate swaps	4,197	Interest expense	(4,065)		—
Total derivatives	$5,711		$(80,162)		$—
Derivatives in fair value hedging relationships:

		Gain (Loss) Recognized in Income
		Year Ended December 31,
	Location	2014	2013	2012
Fair value hedges (1)	Interest expense	$28,242	$(1,619)	$(1,720)
Total derivatives		$28,242	$(1,619)	$(1,720)
___________

(1)	Changes in the fair value hedges are substantially offset by changes in the hedged items.
Derivatives not designated as hedging instruments:

		Gain (Loss) Recognized in Income
		Year Ended December 31,
	Location	2014	2013	2012
Commodity contracts (futures and forwards)	Cost of sales	$(18,950)	$8,359	$15,640
Commodity contracts (swaps)	Cost of sales	20,232	4,964	(54,011)
Commodity contracts (call options)	Other income (loss), net	—	—	(7,297)
Total derivatives		$1,282	$13,323	$(45,668)

Offsetting Assets and Liabilities
Our derivative instruments are subject to master netting arrangements to manage counterparty credit risk associated with derivatives, and we offset the fair value amounts recorded for derivative instruments to the extent possible under these agreements on our consolidated balance sheets.
The following table presents offsetting information regarding our derivatives by type of transaction as of December 31, 2014 and 2013:

	Gross Amounts of Recognized Assets/ Liabilities	Gross Amounts offset in the Statement of Financial Position	Net Amounts Presented in the Statement of Financial Position	Gross Amounts Not offset in the Statement of Financial Position		Net Amount
				Financial Instruments	Cash Collateral Pledged
As of December 31, 2014
Derivative Assets:
Commodity contracts (futures and forwards)	$8,508	$(1,340)	$7,168	$(7,168)	$—	$—
Commodity contracts (swaps)	49,204	(6,464)	42,740	—	—	42,740
Fair value hedges	24,903	—	24,903	—	—	24,903
Derivative Liabilities:
Commodity contracts (futures and forwards)	$8,841	$(1,340)	$7,501	$(7,168)	$—	$333
Commodity contracts (swaps)	6,464	(6,464)	—	—	—	—
Interest rate swaps	1,238	—	1,238	—	—	1,238

As of December 31, 2013
Derivative Assets:
Commodity contracts (futures and forwards)	$2,287	$(754)	$1,533	$(1,198)	$—	$335
Derivative Liabilities:
Commodity contracts (futures and forwards)	$1,952	$(754)	$1,198	$(1,198)	$—	$—
Commodity contracts (swaps)	26,897	—	26,897	—	—	26,897
Fair value hedges	3,339	—	3,339	—	—	3,339
Compliance Program Market Risk
We are obligated by government regulations to blend a certain percentage of biofuels into the products that we produce and are consumed in the U.S. We purchase biofuels from third parties and blend those biofuels into our products, and each gallon of biofuel purchased includes a renewable identification number, or RIN. To the degree we are unable to blend biofuels at the required percentage, a RINs deficit is generated and we must acquire that number of RINs by the annual reporting deadline in order to remain in compliance with applicable regulations. Alternatively, if we have a RINs surplus, some of those RINs could be sold. Any such sales would be subject to our normal credit evaluation process.
We are exposed to market risk related to the volatility in the price of credits needed to comply with these governmental and regulatory programs. We manage this risk by purchasing RINs when prices are deemed favorable utilizing fixed price purchase contracts. Some of these contracts are derivative instruments; however, we elect the normal purchase and sale exception and do not record these contracts at their fair values.
The cost of meeting our obligations under these compliance programs was $27,110 and $14,917 for the years ended December 31, 2014 and 2013, respectively. These amounts are reflected in cost of sales in the consolidated statements of operations. We were not subject to the renewable fuel standards requirements for the year ended December 31, 2012.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(7)	Accounts and Other Receivables
Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade accounts receivables. Credit risk is minimized as a result of the ongoing credit assessment of our customers and a lack of concentration in our customer base. We perform ongoing credit evaluations of our customers and require letters of credit, prepayments or other collateral or guarantees as management deems appropriate. J. Aron & Company (“J. Aron”) accounted for more than 10% of our net sales for the years ended December 31, 2014 and 2013. Valero Energy Corporation and J. Aron each accounted for more than 10% of our net sales for the year ended December 31, 2012. The allowance for doubtful accounts is reflected as a reduction of accounts and other receivables in the consolidated balance sheets.
Accounts and other receivables, net consisted of the following:

	As of December 31,
	2014	2013
Trade accounts receivable	$99,207	$182,190
Other receivables	55,413	18,669
Allowance for doubtful accounts	(761)	(461)
Total accounts and other receivables, net	$153,859	$200,398
The following table sets forth the allowance for doubtful accounts for the years ended December 31, 2014, 2013 and 2012:

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
2014	$461	300	—	$761
2013	$583	175	(297)	$461
2012	$437	146	—	$583

(8)	Inventories
Carrying value of inventories consisted of the following:

	As of December 31,
	2014	2013
Crude oil, refined products, asphalt and blendstocks	$48,027	$34,326
Crude oil consignment inventory (Note 9)	18,350	44,081
Materials and supplies	22,269	21,685
Store merchandise	27,418	20,526
Store fuel	6,739	8,152
Total inventories	$122,803	$128,770
Reductions of inventory volumes during 2013 and 2012 resulted in a liquidation of LIFO inventory layers. The liquidation increased cost of sales by $1,455 during 2013 and decreased cost of sales by $13,572 during 2012. There were no liquidations of LIFO inventory layers during 2014.
Market values of crude oil, refined products, asphalt and blendstock inventories exceeded LIFO costs by $8,341 and $61,199 at December 31, 2014 and 2013, respectively.

(9)	Inventory Financing Agreements
We have entered into Supply and Offtake Agreements and other associated agreements (together the “Supply and Offtake Agreements”) with J. Aron to support the operations of our Big Spring, Krotz Springs and California refineries and most of our asphalt terminals. Pursuant to the Supply and Offtake Agreements, (i) J. Aron agreed to sell to us, and we agreed to buy from J. Aron, at market prices, crude oil for processing at the refineries and (ii) we agreed to sell, and J. Aron agreed to buy, at market prices, certain refined products produced at the refineries.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

The Supply and Offtake Agreements also provided for the sale, at market prices, of our crude oil and certain refined product inventories to J. Aron, the lease to J. Aron of crude oil and refined product storage facilities, and to identify prospective purchasers of refined products on J. Aron’s behalf. The Supply and Offtake Agreements have initial terms that expire in May 2019. J. Aron may elect to terminate the Supply and Offtake Agreements prior to the expiration of the initial term beginning in May 2016 and upon each anniversary thereof, on six months prior notice. We may elect to terminate in May 2018 on six months prior notice.
In February 2015, the Supply and Offtake Agreements for the Big Spring and Krotz Springs refineries were amended and the initial term was extended to May 2021. J. Aron may elect to terminate the Supply and Offtake Agreements for the Big Spring and Krotz Springs refineries prior to the expiration of the initial term beginning in May 2018 and upon each anniversary thereof, on six months prior notice. We may elect to terminate in May 2020 on six months prior notice.
Following expiration or termination of the Supply and Offtake Agreements, we are obligated to purchase the crude oil and refined product inventories then owned by J. Aron and located at the leased storage facilities at market prices at that time.
Associated with the Supply and Offtake Agreements, we have fair value hedges of our inventory purchase commitments with J. Aron and crude oil inventory consigned to J. Aron (“crude oil consignment inventory”). Additionally, financing charges related to the Supply and Offtake Agreements are recorded as interest expense in the consolidated statements of operations.
In association with the Supply and Offtake Agreement at the Krotz Springs refinery, we had a secured Credit Agreement (the “Krotz Springs Standby LC Facility”) by and between Alon, as Borrower, and Goldman Sachs Bank USA, as Issuing Bank. The Krotz Springs Standby LC Facility provided for up to $200,000 of letters of credit to be issued to J. Aron. As of December 31, 2013, there was no further availability under the Krotz Springs Standby LC Facility. In November 2014, we amended the Supply and Offtake Agreement to remove the requirement to maintain a standby letter of credit and the Krotz Springs Standby LC Facility was terminated.
In connection with the Supply and Offtake Agreement for our Krotz Springs refinery, we have granted a security interest to J. Aron in all of its accounts and inventory to secure its obligations to J. Aron. In addition, we have granted a security interest in all of its real property and equipment to J. Aron to secure its obligations under a commodity hedge and sale agreement in lieu of posting cash collateral and being subject to cash margin calls.
At December 31, 2014 and 2013, we had net current payables to J. Aron for purchases of $46,303 and $16,917, respectively, and a consignment inventory receivable representing a deposit paid to J. Aron of $26,179 and $26,179, respectively. Additionally, at December 31, 2014 and 2013, we had non-current liabilities for the original financing of $39,060 and $67,889, respectively, net of the related fair value hedges.
Additionally, we had net current payables of $4,212 and $539 at December 31, 2014 and 2013, respectively, for forward commitments related to month-end consignment inventory target levels differing from projected levels and the associated pricing with these inventory level differences.

(10)	Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following:

	As of December 31,
	2014	2013
Refining facilities	$1,820,565	$1,804,445
Pipelines and terminals	43,439	43,445
Retail	200,354	184,858
Other	17,988	15,326
Property, plant and equipment, gross	2,082,346	2,048,074
Accumulated depreciation	(710,002)	(618,732)
Property, plant and equipment, net	$1,372,344	$1,429,342
Depreciation expense for the years ended December 31, 2014, 2013 and 2012 was $106,623, $107,845 and $103,134, respectively.

Disposition of Assets
In January 2014, we sold our Willbridge, Oregon asphalt terminal for $40,000. The terminal was included in our asphalt segment and allocated goodwill of $4,030. For the year ended December 31, 2014, a pre-tax gain of $1,943 was recognized and has been included in gain (loss) on disposition of assets in our consolidated statements of operations.

(11)	Goodwill
The following table provides a summary of changes to our goodwill balance by segment for the year ended December 31, 2014:

	Refining and Marketing	Asphalt	Retail	Total
Balance at December 31, 2013	$39,028	$16,726	$50,189	$105,943
Disposition of assets with allocated goodwill	—	(4,030)	—	(4,030)
Balance at December 31, 2014	$39,028	$12,696	$50,189	$101,913
During the year ended December 31, 2014, we sold our Willbridge, Oregon asphalt terminal, which was allocated goodwill of $4,030 at the time of disposition.

(12)	Other Assets, Net
Other assets, net consisted of the following:

	As of December 31,
	2014	2013
Deferred turnaround and catalyst costs	$60,753	$16,034
Environmental receivables	3,030	4,273
Deferred debt issuance costs	10,569	12,602
Intangible assets, net	7,647	7,497
Receivable from supply and offtake agreements (Note 9)	26,179	26,179
Commodity contracts	11,622	—
Fair value hedges (Note 9)	24,903	—
Other, net	18,176	15,625
Total other assets	$162,879	$82,210

(13)	Accrued Liabilities and Other Non-Current Liabilities
Accrued liabilities and other non-current liabilities consisted of the following:

	As of December 31,
	2014	2013
Accrued Liabilities:
Taxes other than income taxes, primarily excise taxes	$47,071	$37,645
Employee costs	13,297	13,793
Commodity contracts	7,501	16,526
Accrued finance charges	1,826	8,733
Environmental accrual (Note 21)	8,189	12,898
Other	26,507	31,263
Total accrued liabilities	$104,391	$120,858

Other Non-Current Liabilities:
Pension and other postemployment benefit liabilities, net	$52,135	$40,351
Environmental accrual (Note 21)	43,546	45,484
Asset retirement obligations	12,328	12,468
Consignment inventory obligations (Note 9)	63,963	64,550
Fair value hedges (Note 9)	—	3,339
Commodity contracts	—	11,569
Interest rate swaps	1,238	—
Other	9,449	11,713
Total other non-current liabilities	$182,659	$189,474
The following table summarizes the activity relating to the asset retirement obligations for the years ended December 31, 2014 and 2013:

	As of December 31,
	2014	2013
Balance at beginning of year	$12,468	$11,867
Accretion expense	651	592
Retirements	(791)	—
Additions	—	9
Balance at end of year	$12,328	$12,468
Retirements include $707 related to the disposal of the Willbridge, Oregon asphalt terminal in January 2014 (Note 10).

(14)	Postretirement Benefits

(a)	Retirement Plans
We have four defined benefit pension plans covering substantially all of our employees, excluding employees of our retail segment. The benefits are based on years of service and the employee’s final average monthly compensation. Our funding policy is to contribute annually no less than the minimum required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those benefits expected to be earned in the future.
Financial information related to our pension plans is presented below:

	Pension Benefits
	2014	2013
Change in projected benefit obligation:
Benefit obligation at beginning of year	$106,028	$111,531
Service cost	3,424	3,962
Interest cost	4,952	4,408
Actuarial (gain) loss	17,801	(10,890)
Benefits paid	(3,152)	(2,857)
Curtailment	—	(126)
Projected benefit obligations at end of year	$129,053	$106,028
Change in plan assets:
Fair value of plan assets at beginning of year	$73,918	$57,630
Actual gain on plan assets	7,904	12,978
Employer contribution	6,223	6,167
Benefits paid	(3,152)	(2,857)
Fair value of plan assets at end of year	$84,893	$73,918
Reconciliation of funded status:
Fair value of plan assets at end of year	$84,893	$73,918
Less projected benefit obligations at end of year	129,053	106,028
Under-funded status at end of year	$(44,160)	$(32,110)
The pre-tax amounts related to the defined benefit plans recognized in the consolidated balance sheets as of December 31, 2014 and 2013 were as follows:

	Pension Benefits
	2014	2013
Amounts recognized in the consolidated balance sheets:
Pension benefit liability	$(44,160)	$(32,110)
The pre-tax amounts in accumulated other comprehensive income (loss) as of December 31, 2014 and 2013 that have not yet been recognized as components of net periodic benefit cost were as follows:

	Pension Benefits
	2014	2013
Net actuarial loss	$(44,660)	$(31,719)
Prior service credit	276	327
Total	$(44,384)	$(31,392)

The following amounts included in accumulated other comprehensive income (loss) as of December 31, 2014 are expected to be recognized as components of net periodic benefit cost during the year ending December 31, 2015:

Pension Benefits
Amortization of prior service credit	$(51)
Amortization of loss	3,408
Total	$3,357
As of December 31, 2014 and 2013, the accumulated benefit obligation for each of our pension plans was in excess of the fair value of plan assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans were as follows:

	As of December 31,
	2014	2013
Projected benefit obligation	$129,053	$106,028
Accumulated benefit obligation	118,931	96,130
Fair value of plan assets	84,893	73,918
The weighted-average assumptions used to determine benefit obligations at December 31, 2014, 2013 and 2012 were as follows:

	Pension Benefits
	2014	2013	2012
Discount rate	3.95%	4.75%	4.00%
Rate of compensation increase	2.50%	3.00%	3.00%
The discount rate used reflects the expected future cash flow based on our funding valuation assumptions and participant data as of the beginning of the plan year. The expected future cash flow is discounted by the Principal Pension Discount Yield Curve for the fiscal year end because it has been specifically designed to help pension funds comply with statutory funding guidelines.
The weighted-average assumptions used to determine net periodic benefit costs for the years ended December 31, 2014, 2013 and 2012 were as follows:

	Pension Benefits
	2014	2013	2012
Discount rate	4.75%	4.00%	4.75%
Expected return on plan assets	8.60%	8.60%	8.60%
Rate of compensation increase	3.00%	3.00%	1.50%
Our overall expected long-term rate of return on assets is 8.60%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The components of net periodic benefit cost for the years and periods were as follows:

	Pension Benefits
	Year Ended December 31,
	2014	2013	2012
Components of net periodic benefit cost:
Service cost	$3,424	$3,962	$3,577
Interest cost	4,952	4,408	4,128
Amortization of prior service credit	(51)	(51)	(51)
Expected return on plan assets	(5,478)	(4,628)	(4,305)
Recognized net actuarial loss	2,432	4,071	2,633
Net periodic benefit cost	$5,279	$7,762	$5,982

Plan Assets
The weighted-average asset allocation of our pension benefits at December 31, 2014 and 2013 was as follows:

	Pension Benefits
	Plan Assets
	2014	2013
Asset Category:
Equity securities	79.3%	81.0%
Debt securities	10.0%	9.7%
Real estate investment trust	10.7%	9.3%
Total	100.0%	100.0%
The fair value of our pension assets by category as of December 31, 2014 and 2013 were as follows:

	Quoted Prices in Active Markets For Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Consolidated Total
Year ended December 31, 2014
Equity securities:
U.S. companies	$55,322	$—	$—	$55,322
International companies	11,991	—	—	11,991
Debt securities:
Preferred securities	3,492	—	—	3,492
Bond & mortgage backed securities	—	5,039	—	5,039
Real estate securities	9,049	—	—	9,049
Total	$79,854	$5,039	$—	$84,893
Year ended December 31, 2013
Equity securities:
U.S. companies	$48,530	$—	$—	$48,530
International companies	11,346	—	—	11,346
Debt securities:
Preferred securities	3,136	—	—	3,136
Bond & mortgage backed securities	—	4,049	—	4,049
Real estate securities	6,857	—	—	6,857
Total	$69,869	$4,049	$—	$73,918
The investment policies and strategies for the assets of our pension benefits is to, over a five year period, provide returns in excess of the benchmark. The portfolio is expected to earn long-term returns from capital appreciation and a stable stream of current income. This approach recognizes that assets are exposed to price risk and the market value of the plans’ assets may fluctuate from year to year. Risk tolerance is determined based on our specific risk management policies. In line with the investment return objective and risk parameters, the plans’ mix of assets includes a diversified portfolio of equity, fixed-income and real estate investments. Equity investments include domestic and international stocks of various sizes of capitalization. The asset allocation of the plan is reviewed on at least an annual basis.
Cash Flows
We contributed $6,223 and $6,167 to the pension plan for the years ended December 31, 2014 and 2013, respectively, and expect to contribute $5,552 to the pension plan in 2015. There were no employee contributions to the plans.
The benefits expected to be paid in each year 2015 – 2019 are $3,859; $4,846; $4,500; $4,760 and $5,070, respectively. The aggregate benefits expected to be paid in the five years from 2020 – 2024 are $31,090. The expected benefits are based on the same assumptions used to measure our benefit obligation at December 31, 2014 and include estimated future employee service.
401(k) Savings Plans
We sponsor a 401(k) savings plan that is available to all employees, excluding employees of our retail segment. We match 100% of individual participant contributions up to 3% of compensation. In 2012, we revised our 401(k) savings plan that is available to certain employees represented by a union at our Big Spring refinery, in which we match individual participant contributions up to 8% of compensation. For the years ended December 31, 2014 and 2013, our contributions were $3,186 and $2,840, respectively.
We also sponsor a 401(k) savings plan that is available to the employees of our retail segment. Retail employees may contribute up to 50% of their pay after completing three months of service. We match from 1% to 4.5% of employee compensation. For the years ended December 31, 2014 and 2013, our contributions were $1,011 and $959, respectively.

(b)	Postretirement Medical Plan
In addition to providing pension benefits, we adopted an unfunded postretirement medical plan covering certain health care and life insurance benefits (other benefits) for active and certain retired employees who met eligibility requirements in the plan documents. This plan is closed to new participants. The health care benefits in excess of certain limits are insured. The accrued benefit liability related to this plan reflected in the consolidated balance sheets was $8,624 and $8,941 at December 31, 2014 and 2013, respectively.
As of December 31, 2014, the total accumulated postretirement benefit obligation under the postretirement medical plan was $8,624.

(15)	Indebtedness
Debt consisted of the following:

	As of December 31,
	2014	2013
Term loan credit facilities	$264,359	$244,322
Alon USA, LP Credit Facility	60,000	100,000
Senior secured notes	—	73,706
Convertible senior notes	126,298	121,090
Retail credit facilities	113,030	73,130
Total debt	563,687	612,248
Less: Current portion	15,089	83,174
Total long-term debt	$548,598	$529,074

(a)	Alon USA Energy, Inc.
Convertible Senior Notes (share values in dollars). In September 2013, we completed an offering of 3.00% unsecured convertible senior notes (the “Convertible Notes”) in the aggregate principal amount of $150,000, which mature in September 2018. Interest on the Convertible Notes is payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2014. The Convertible Notes are not redeemable at our option prior to maturity. Under the terms of the Convertible Notes, the holders of the Convertible Notes cannot require us to repurchase all or part of the notes except for instances of a fundamental change, as defined in the indenture. The Convertible Notes do not contain any maintenance financial covenants.
The holders of the Convertible Notes may convert at any time after June 15, 2018 if our common stock is above the conversion price. Prior to June 15, 2018 and after December 31, 2013, holders may convert if our common stock is 130% above the conversion price, as defined in the indenture. The Convertible Notes may be converted into shares of our common stock, into cash, or into a combination of cash and shares of common stock, at our election. Our current intent is to settle conversions of each $1 (in thousands) principal amount of the Convertible Notes through cash payments, with any excess of this amount to be settled by a combination of cash and shares of our common stock.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

The Convertible Notes had an initial conversion rate of 67.627 shares of our common stock per each $1 (in thousands) principal amount of the Convertible Notes, equivalent to an initial conversion price of approximately $14.79 per share, which represents a conversion premium of 32.5% on our last reported common stock price of $11.16 per share on the date of the Convertible Notes offering. The conversion rate is subject to adjustment upon the occurrence of certain events, including cash dividend adjustments, but will not be adjusted for any accrued and unpaid interest. As of December 31, 2014, the conversion rate was adjusted to 68.910 shares of our common stock per each $1 (in thousands) principal amount of Convertible Notes, equivalent to a per share conversion price of approximately $14.51, to reflect cash dividend adjustments. As of December 31, 2014, there have been no conversions of the Convertible Notes.
The Convertible Notes were issued at an offering price of 100% and we received gross proceeds of $150,000 (before fees and expenses related to the offering). We used $15,225 of the proceeds to fund the cost of entering into convertible note hedge transactions (after such cost was partially offset by the proceeds we received from entering into warrant transactions) described below. In October 2013, we used the remaining net proceeds from the Convertible Notes offering, along with cash on hand, to redeem $140,000 of the outstanding principal balance on the 13.50% Alon Refining Krotz Springs, Inc. (“ARKS”) senior secured notes.
The $150,000 principal amount of the Convertible Notes was separated between the liability component and the equity component (i.e. the embedded conversion feature). The fair value of the liability component was calculated using a discount rate of an identical unsecured instrument without a conversion feature. Based on this borrowing rate, the fair value of the liability component of the Convertible Notes on the issuance date was $119,635, with a corresponding debt discount of $30,365, to be amortized at an effective interest rate of 8.15% over the term of the Convertible Notes. The carrying amount of the embedded conversion feature was determined to be $30,365, by deducting the fair value of the liability component from the $150,000 principal amount of the Convertible Notes. The embedded conversion feature was recorded to additional paid-in capital because this financial instrument could be settled in our common stock and does not meet the definition of a derivative instrument. Additionally, $4,933 of transaction costs were allocated on a proportionate basis between other assets and additional paid-in capital in the consolidated balance sheets.
For the years ended December 31, 2014 and 2013, interest expense on the Convertible Notes’ contractual coupon rates was $4,500 and $1,313, respectively. The amounts charged to interest expense for amortization of the original issuance discount on the Convertible Notes for the years ended December 31, 2014 and 2013 were $5,208 and $1,455, respectively.
As of December 31, 2014, the if-converted value of the Convertible Notes did not exceed the outstanding principal balance.
The principal balance, unamortized discount and net carrying amount of the liability and equity components of the Convertible Notes as of December 31, 2014 and 2013 are as follows:

	As of December 31,
	2014	2013
Equity component, pretax (1)	$30,365	$30,365
Convertible Notes:
Principal balance	150,000	150,000
Less: Unamortized discount	(23,702)	(28,910)
Convertible Notes, net	$126,298	$121,090
_______________________
(1)A deferred tax liability of $11,171 was recognized related to the issuance of the Convertible Notes.
Convertible Note Hedge Transactions
In connection with the Convertible Notes offering, we also entered into convertible note hedge transactions with respect to our common stock (the “Purchased Options”) with the initial purchasers of the Convertible Notes (the “Hedge Counterparties”). We paid an aggregate amount of $28,455 to the Hedge Counterparties for the Purchased Options. As of December 31, 2014, the Purchased Options, with a strike price of $14.51 per share of our common stock, cover 10,144,050 shares of our common stock, subject to customary anti-dilution adjustments, that initially underlie the Convertible Notes sold in the offering. The Purchased Options will expire in September 2018.
The Purchased Options are intended to reduce the potential dilution with respect to our common stock upon conversion of the Convertible Notes as well as offset any potential cash payments we are required to make in excess of the principal amount

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

upon any conversion of the notes. The Purchased Options have been included in additional paid-in capital on the consolidated balance sheets, net of deferred tax assets of $10,468.
The Purchased Options are separate transactions and are not part of the terms of the Convertible Notes and are excluded from classification as a derivative as the amount could be settled in our stock. Holders of the Convertible Notes do not have any rights with respect to the Purchased Options.
Warrant Transactions
In connection with the Convertible Notes offering, we also entered into warrant transactions (the “Warrants”), whereby we sold to the Hedge Counterparties warrants in an aggregate amount of $13,230 to acquire, subject to customary anti-dilution adjustments, up to 10,144,050 shares of our common stock at a strike price of approximately $19.71 per share of our common stock as of December 31, 2014. The Warrants will be settled on a net-share basis and will expire in April 2019. The Warrants have been included in additional paid-in capital on the consolidated balance sheets.
The Warrants are separate transactions and are not part of the terms of the Convertible Notes and are excluded from classification as a derivative as the amount could be settled in our stock. Holders of the Convertible Notes do not have any rights with respect to the Warrants.
2006 Term Loan Credit Facility. In June 2006, we entered into a $450,000 term loan (“2006 Term Loan”). The 2006 Term Loan required principal repayments of $4,500 per annum paid in quarterly installments until maturity in August 2013. In November 2012, we repaid in full our obligations under the 2006 Term Loan. As a result of the prepayment of the 2006 Term Loan, a write-off of unamortized debt issuance costs of $1,459 is included in interest expense on the consolidated statements of operations for the year ended December 31, 2012.
Alon USA Term Loan Credit Facility. In November 2012, we entered into a term loan (“Alon USA Term Loan”) with an aggregate principal amount of $450,000, issued at an offering price of 95% that matures in November 2018. Proceeds from the Alon USA Term Loan were used to repay in full our obligations under the 2006 Term Loan and for general corporate purposes.
In connection with the closing of the Partnership’s initial public offering in November 2012 (the “Offering”), we assigned $250,000 of the aggregate principal balance of the Alon USA Term Loan to the Partnership and used proceeds from the Offering to fully repay the remaining outstanding balance of the Alon USA Term Loan.
As a result of the prepayment of the Alon USA Term Loan, write-offs of unamortized original issuance discount and debt issuance costs of $18,750 and $7,367, respectively, are included in interest expense on the consolidated statements of operations for the year ended December 31, 2012.
Letter of Credit Facilities. In December 2013, Alon entered into a Letter of Credit Facility (the “Alon Energy Letter of Credit Facility”). The Alon Energy Letter of Credit Facility is for the issuance of standby letters of credit in an amount not to exceed $60,000. We are required to pledge $100,000 of the Partnership’s common units as collateral for the Alon Energy Letter of Credit Facility. Additionally, Alon Assets, Inc. (“Alon Assets”) was named as a guarantor, guaranteeing all of our obligations under the Alon Energy Letter of Credit Facility in the event of default. The Alon Energy Letter of Credit Facility contains certain restrictive covenants including maintenance financial covenants.
At December 31, 2014 and 2013, we had outstanding letters of credit under this facility of $54,227 and $56,827, respectively.
Alon Energy Term Loan. In March 2014, we entered into a five-year Term Loan Agreement (“Alon Energy Term Loan”) for a principal amount of $25,000, maturing in March 2019. Repayments are monthly, commencing June 2014. Borrowings under this agreement incur interest at an annual rate equal to LIBOR plus a margin of 3.75%. We pledged 2,200,000 of the Partnership’s common units as collateral for the Alon Energy Term Loan. Additionally, Alon Assets guarantees all payments under the Alon Energy Term Loan. The Alon Energy Term Loan contains certain restrictive covenants including maintenance financial covenants.
Proceeds from the Alon Energy Term Loan were used to purchase equipment for a capital project at our Big Spring refinery.
At December 31, 2014, the Alon Energy Term Loan had an outstanding balance of $21,983.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(b)	Alon USA Partners, LP
Partnership Term Loan Credit Facility. In connection with the Offering, the Partnership was assigned $250,000 of the aggregate principal balance of the Alon USA Term Loan (the “Partnership Term Loan”). The Partnership Term Loan requires principal payments of $2,500 per annum paid in quarterly installments until maturity in November 2018.
The Partnership Term Loan bears interest at a rate equal to the sum of (i) the Eurodollar rate (with a floor of 1.25% per annum) plus (ii) a margin of 8.00% per annum for a per annum rate of 9.25%, based on current Eurodollar market rates at December 31, 2014.
The Partnership Term Loan is secured by a first priority lien on all of the Partnership’s fixed assets and other specified property, as well as on the general partner interest in the Partnership held by the General Partner, and a second lien on the Partnership’s cash, accounts receivables, inventories and related assets.
The Partnership Term Loan contains restrictive covenants, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, different businesses, certain lease obligations and certain restricted payments. The Partnership Term Loan does not contain any maintenance financial covenants.
At December 31, 2014 and 2013, the Partnership Term Loan had an outstanding balance (net of unamortized discount) of $242,376 and $244,322, respectively.
Revolving Credit Facility. We have a $240,000 revolving credit facility (the “Alon USA, LP Credit Facility”) that will mature in March 2016. The Alon USA, LP Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility amount or the borrowing base amount under the facility.
Borrowings under the Alon USA, LP Credit Facility bear interest at the Eurodollar rate plus 3.50% per annum subject to an overall minimum interest rate of 4.00%.
The Alon USA, LP Credit Facility is secured by a first lien on the Partnership’s cash, accounts receivables, inventories and related assets and a second lien on the Partnership’s fixed assets and other specified property.
The Alon USA, LP Credit Facility contains certain restrictive covenants including maintenance financial covenants.
Borrowings of $60,000 and $100,000 were outstanding under the Alon USA, LP Credit Facility at December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, outstanding letters of credit under the Alon USA, LP Credit Facility were $23,511 and $109,772, respectively.

(c)	Alon Refining Krotz Springs, Inc.
Senior Secured Notes. In October 2009, ARKS issued 13.50% senior secured notes (the “Senior Secured Notes”) in aggregate principal amount of $216,500 in a private offering. In February 2010, ARKS exchanged $216,500 of Senior Secured Notes for an equivalent amount of Senior Secured Notes registered under the Securities Act of 1933 maturing in October 2014 with the entire principal amount due at maturity.
In October 2013, we used proceeds from the Convertible Notes offering, along with cash on hand, to redeem $140,000 of the outstanding principal balance on the Senior Secured Notes. As a result of the prepayment of the Senior Secured Notes, a prepayment premium of $4,725 and write-offs of unamortized original issuance discount and debt issuance costs of $1,871 and $1,871, respectively, were charged to interest expense in the consolidated statements of operations for the year ended December 31, 2013.
During 2014, we redeemed the remaining principal balance on the Senior Secured Notes. As a result of the prepayment of the Senior Secured Notes, write-offs of unamortized original issuance discount and debt issuance costs of $391 and $358, respectively, were charged to interest expense in the consolidated statements of operations for the year ended December 31, 2014.
At December 31, 2013, the Senior Secured Notes had an outstanding balance (net of unamortized discount) of $73,706, included in long-term debt.

(d)	Retail
Alon Brands Term Loans. In March 2011, Alon Brands issued $30,000 five-year unsecured notes (the “Alon Brands Term Loans”) to a group of investors including certain shareholders of Alon Israel Oil Company, Ltd. (“Alon Israel”) and their affiliates. In conjunction with the issuance of the Alon Brands Term Loans, we issued 3,092,783 warrants to purchase shares of our common stock. The allocated fair value of the warrants was $10,988 and was recorded as additional paid-in capital at the time of issuance.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

In March 2012, we issued $30,000 of 8.5% Series B Convertible Preferred Stock to the holders of the Alon Brands Term Loans and repaid in full the obligations under the Alon Brands Term Loans. Also as part of the transaction, the warrants issued in conjunction with the Alon Brands Term Loans were surrendered to Alon Energy. As the Alon Brands Term Loans were originally issued at a discount, the remaining $9,624 of unamortized original issuance discount was charged to interest expense in the consolidated statements of operations for the year ended December 31, 2012.
Term Credit Agreement. Southwest Convenience Stores, LLC and Skinny’s LLC, (“Alon Retail”) were party to a credit agreement (the “Credit Agreement”) with a maturity in December 2015. At December 31, 2013, the outstanding balance under the Credit Agreement was $72,689. In March 2014, Alon Retail entered into a new credit agreement (“Alon Retail Credit Agreement”) and repaid in full its obligations under the Credit Agreement.
The Alon Retail Credit Agreement will mature in March 2019 and includes a $110,000 term loan and a $10,000 revolving credit loan. The Alon Retail Credit Agreement also includes an accordion feature that provides for incremental term loans up to $30,000 to fund store rebuilds, new builds and acquisitions. Borrowings under the Alon Retail Credit Agreement bear interest at a Eurodollar rate plus an applicable margin between 2.00% and 2.75%, determined quarterly based upon Alon Retail’s leverage ratio. Principal payments are made in quarterly installments based on a 15-year amortization schedule. Obligations under the Alon Retail Credit Agreement are secured by a first lien on substantially all of the assets of Alon Retail. The Alon Retail Credit Agreement also contains certain restrictive covenants including maintenance financial covenants.
Proceeds from the Alon Retail Credit Agreement were used to fully repay the remaining obligations under the Credit Agreement and pay a dividend distribution of $40,000 to Alon Brands, Inc., our wholly-owned subsidiary, while the remainder was used for general corporate purposes.
At December 31, 2014, the Alon Retail Credit Agreement had an outstanding balance of $112,667, consisting of a term loan balance of $102,667 and a revolving credit loan balance of $10,000.
Other Retail Related Credit Facilities. In 2003, we obtained $1,545 in mortgage loans to finance the acquisition of new retail locations. The interest rates on these loans ranged between 5.50% and 9.70%, with 5 to 15 year payment terms. At December 31, 2014 and 2013, the outstanding balances were $363 and $441, respectively.

(e)	Financial Covenants
We have certain credit facilities with maintenance financial covenants. At December 31, 2014, we were in compliance with these covenants.

(f)	Maturity of Long-Term Debt
The aggregate scheduled maturities of long-term debt for each of the five years subsequent to December 31, 2014 are as follows:

Year ended December 31,
2015	$15,089
2016	75,076
2017	15,071
2018	373,751
2019	84,700
Total	$563,687

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(g)	Interest and Financing Expense
Interest and financing expense included the following:

	Year Ended December 31,
	2014	2013	2012
Interest expense on debt	$37,850	$54,191	$57,987
Letters of credit and finance charges	65,156	32,286	28,159
Amortization of debt issuance costs	3,759	4,496	6,296
Write-off of debt issuance costs	558	1,871	8,826
Amortization of original issuance discount	6,306	4,300	2,570
Write-off of original issuance discount	391	1,871	28,374
Less: Capitalized interest	(2,877)	(4,321)	(2,640)
Total interest expense	$111,143	$94,694	$129,572

(16)	Stockholders’ Equity

(a)	Common stock (share value in dollars)
Our authorized common stock consists of 150,000,000 shares of common stock, $0.01 par value. Issued and outstanding shares of common stock were 69,606,944 and 68,641,428 as of December 31, 2014 and 2013, respectively.
Amended Shareholder Agreement. In 2012, we signed agreements with non-controlling interest shareholders of Alon Assets, whereby the participants would exchange shares of Alon Assets for shares of our common stock. During 2014 and 2013, 659,289 and 785,192 shares of our common stock were issued in exchange for 3,524.49 and 4,197.55 shares of Alon Assets, respectively. At December 31, 2014, 1,260,423 shares of our common stock remain available for exchange. Compensation expense associated with the difference in value between the participants’ ownership of Alon Assets, compared to our common stock of $2,432, $2,499 and $1,036 was recognized for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.
For the years ended December 31, 2014, 2013 and 2012, activity in the number of common stock was as follows:

Common Stock
(in thousands)
Balance as of December 31, 2011	56,108
Shares forfeited	(20)
Shares issued in connection with stock plans	256
Shares issued for payment of preferred stock dividends	358
Shares issued in connection with preferred share conversions	4,125
Shares issued in connection with amended shareholder agreement	445
Balance as of December 31, 2012	61,272
Shares issued in connection with stock plans	237
Shares issued for payment of preferred stock dividends	197
Shares issued in connection with preferred share conversions	6,160
Shares issued in connection with amended shareholder agreement	775
Balance as of December 31, 2013	68,641
Shares issued in connection with stock plans	304
Shares issued for payment of preferred stock dividends	3
Shares issued in connection with amended shareholder agreement	659
Balance as of December 31, 2014	69,607

(b)	Preferred stock (share value in dollars)
Our authorized preferred stock consists of 15,000,000 shares of convertible preferred stock, $0.01 par value. Issued and outstanding shares of preferred stock were 68,180 as of December 31, 2014 and 2013.

In October 2010, we completed a registered direct offering of 4,000,000 shares of Alon’s 8.5% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for an aggregate offering price of $40,000 less offering expenses, of which Alon Israel purchased $35,000. As of December 31, 2014, all shares of Series A Preferred Stock have been converted into shares of our common stock.
In March 2012, we issued 3,000,000 shares of 8.5% Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to a group of investors who held, in the aggregate, $30,000 of the Alon Brands Term Loans and 3,092,783 warrants to purchase shares of our common stock. We repaid in full the obligations under the Alon Brands Term Loans and the warrants were surrendered to us. The holders of the Series B Preferred Stock can convert, at the holder’s option, the Series B Preferred Stock into shares of our common stock based on an initial conversion price of $6.74 per share, in each case subject to adjustments. We have the right to convert the Series B Preferred Stock into shares of our common stock from March 2015. At December 31, 2014, 68,180 shares of Series B Convertible Preferred Stock remain outstanding. If all of the outstanding Series B Preferred Stock were to be converted into shares of our common stock based on the initial conversion price of $6.74 per share, then approximately 101,150 shares of our common stock would be issued.
During the year ended December 31, 2014, there were no conversions of Preferred Stock to shares of our common stock. During the year ended December 31, 2013, certain holders converted 3,500,000 shares of Series A Preferred Stock and 651,820 shares of Series B Preferred Stock to 6,160,057 shares of our common stock.

(c)	Dividends
During the year ended December 31, 2014, we paid cash dividends on common stock totaling $0.53 per share which included a special non-recurring dividend of $0.21 per share paid in December. We also increased our regular quarterly cash dividend from $0.06 per share to $0.10 per share during the third quarter. During the year ended December 31, 2013, we paid cash dividends on common stock totaling $0.38 per share which included a special non-recurring dividend of $0.16 per share paid in June as well as an increase in our regular quarterly dividend from $0.04 per share to $0.06 per share during the second quarter. During the year ended December 31, 2012, we paid cash dividends on common stock totaling $0.16 per share. Additionally, the non-controlling interest shareholders of Alon Assets received aggregate cash dividends of $1,134, $886 and $524 during 2014, 2013, and 2012, respectively.
Preferred Stock Dividends. We issued 3,174 and 196,648 shares in aggregate of our common stock for payment of the quarterly 8.5% preferred stock dividends to preferred stockholders for the years ended December 31, 2014 and 2013, respectively.

(d)	Accumulated Other Comprehensive Loss
The following table displays the change in accumulated other comprehensive loss, net of tax:

	Unrealized Gain (Loss) on Cash Flow Hedges	Postretirement Benefit Plans	Total
Balance at December 31, 2013	$(18,248)	$(19,267)	$(37,515)
Other comprehensive income (loss) before reclassifications	29,956	(8,611)	21,345
Amounts reclassified from accumulated other comprehensive income (loss)	9,622	(1,910)	7,712
Net current-period other comprehensive income (loss)	39,578	(10,521)	29,057
Balance at December 31, 2014	$21,330	$(29,788)	$(8,458)

(17)	Stock-Based Compensation
Amended and Restated 2005 Incentive Compensation Plan (share value in dollars)
The Alon USA Energy, Inc. Second Amended and Restated 2005 Incentive Compensation Plan (“the Plan”) is a component of our overall executive incentive compensation program. The Plan permits the granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses to our directors, officers and key employees.
Restricted Stock. Non-employee directors are awarded an annual grant of $25 in shares of restricted stock, which vest over a period of three years, assuming continued service at vesting. In May 2014, we granted awards of 4,965 restricted shares at a

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

grant date price of $15.11 per share. In May 2013, we granted awards of 4,257 restricted shares at a grant date price of $17.62 per share.
In August 2014, we granted awards of 69,980 restricted shares to certain executive officers at a grant date price of $13.65 per share. These August 2014 restricted shares will vest as follows: 50% in August 2015 and 50% in August 2019, assuming continued service at vesting.
In May 2014, we granted awards of 255,000 restricted shares to certain executive officers at a grant date price of $15.11 per share. These May 2014 restricted shares will vest as follows:  50% in May 2015 and 50% in May 2016, assuming continued service at vesting.
In May 2013, we granted awards of 255,000 restricted shares to certain executive officers at a grant date price of $17.25 per share. These May 2013 restricted shares are 50% vested as of December 31, 2014, with the remaining 50% vesting in May 2016, assuming continued service at vesting.
The following table summarizes the restricted share activity from January 1, 2013:

		Weighted Average Grant Date Fair Values
Nonvested Shares	Shares	(per share)
Nonvested at January 1, 2013	326,130	$10.71
Granted	259,257	17.26
Vested	(136,693)	10.21
Forfeited	—	—
Nonvested at December 31, 2013	448,694	$14.64
Granted	329,945	14.80
Vested	(134,640)	16.95
Forfeited	—	—
Nonvested at December 31, 2014	643,999	$14.24
The number of restricted shares expected to vest in each year of 2015 - 2019, assuming continued service, are 169,280; 438,074; 1,655; 0; and 34,990, respectively. Compensation expense for the restricted stock grants amounted to $4,151, $3,005 and $1,656 for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations. The fair value of shares vested in 2014 was $2,044.
Restricted Stock Units. In May 2011, we granted 500,000 restricted stock units to the CEO and President of Alon at a grant date fair value of $11.47 per share. Each restricted unit represents the right to receive one share of our common stock upon the vesting of the restricted stock unit. All 500,000 restricted stock units vested in March 2015. Compensation expense for the restricted stock units amounted to $1,496 for each of the years ended December 31, 2014, 2013 and 2012, and is included in selling, general and administrative expenses in the consolidated statements of operations.
Senior Executive Plan Bonuses.  In August 2012, we granted 37,500 shares of common stock to certain executive officers at a weighted average grant date price of $13.95 per share. These shares vested immediately upon issuance. Compensation expense for the bonuses amounted to $523 for the year ended December 31, 2012, and is included in selling, general and administrative expenses in the consolidated statements of operations.
Unrecognized Compensation. As of December 31, 2014, there was $4,515 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.3 years.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(18)	Income Taxes
Income tax expense included the following:

	Year Ended December 31,
	2014	2013	2012
Current:
Federal	$15,171	$1,348	$3,074
State	1,781	2,525	4,788
Total current	$16,952	$3,873	$7,862
Deferred:
Federal	$7,176	$9,770	$41,868
State	(1,215)	(1,492)	154
Total deferred	5,961	8,278	42,022
Income tax expense	$22,913	$12,151	$49,884
A reconciliation between the income tax expense computed on pre-tax income at the statutory federal rate and the actual provision for income tax expense is as follows:

	Year Ended December 31,
	2014	2013	2012
Computed expected tax expense	$32,474	$21,093	$49,169
State and local income taxes, net of federal benefit	532	844	3,373
Tax effect of non-controlling interest in Partnership income	(11,097)	(8,927)	(2,426)
Other, net	1,004	(859)	(232)
Income tax expense	$22,913	$12,151	$49,884
The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.

	As of December 31,
	2014	2013
Deferred income tax assets:
Accounts receivable, allowance	$198	$155
Inventories	8,420	10,402
Accrued liabilities and other	1,718	1,521
Post-retirement benefits	19,627	14,846
Non-current accrued liabilities and other	24,994	22,631
Net operating loss carryover	22,122	22,399
Tax credits	1,154	3,279
Other	3,484	5,428
Deferred income tax assets	$81,717	$80,661
Deferred income tax liabilities:
Deferred gain on the Offering of the Partnership	$50,178	$50,491
Derivative instruments designated as cash flow hedges	12,817	(11,083)
Deferred charges	469	524
Unrealized gains	2,346	925
Property, plant and equipment	375,330	374,852
Other non-current	3,316	3,793
Intangibles	10,175	8,771
Deferred income tax liabilities	$454,631	$428,273

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of taxable income and projections for future taxable income, over the periods which the deferred tax assets are deductible, management believes it is more likely than not that we will realize the benefits of these deductible differences in future periods.
At December 31, 2014, we have net operating loss carryforwards for state and local income tax purposes of $413,815 which are available to offset future state taxable income in various years through 2031.
We have elected to recognize interest expense related to the underpayment of income taxes in interest expense, and penalties relating to underpayment of income taxes as a reduction to other income (loss), net, in the consolidated statements of operations. We are subject to U.S. federal income tax, and income tax in multiple state jurisdictions with California, Texas, New Mexico, Oklahoma and Louisiana comprising the majority of our state income tax. The federal tax years 2000 to 2010 are closed to audit. In general, the state tax years open to audit range from 2007 to 2013. Our liability for unrecognized tax benefits and accrued interest did not increase during the year ended December 31, 2014, as there were no unrecognized tax benefits recorded in 2014.

(19)	Earnings Per Share
Basic earnings per share is calculated as net income available to common stockholders divided by the weighted average number of participating shares of common stock. Diluted earnings per share includes the dilutive effect of granted stock appreciation rights, granted restricted common stock units, granted restricted common stock awards, convertible debt and warrants using the treasury stock method and the dilutive effect of convertible preferred shares using the if-converted method.
The calculation of earnings per share, basic and diluted, for the years ended December 31, 2014, 2013 and 2012, is as follows (shares in thousands, per share value in dollars):

	Year Ended December 31,
	2014	2013	2012
Net income available to stockholders	$38,457	$22,986	$79,134
less: preferred stock dividends	59	2,288	4,892
Net income available to common stockholders	38,398	20,698	74,242

Weighted average shares outstanding, basic	68,985	63,538	57,501
Dilutive common stock equivalents	388	1,314	6,416
Weighted average shares outstanding, diluted	69,373	64,852	63,917
Earnings per share, basic	$0.56	$0.33	$1.29
Earnings per share, diluted	$0.55	$0.32	$1.24
For the years ended December 31, 2014 and 2012, the weighted average number of diluted shares includes all potentially dilutive securities. For the year ended December 31, 2013, we have excluded 4,509 common stock equivalents from the weighted average number of diluted shares outstanding as the effect of including such shares would be anti-dilutive.

(20)	Related Party Transactions
(a)Preferred Stock Conversions
In 2012, we issued 1,200,000 shares of 8.5% Series B Convertible Preferred Stock for $12,000 to certain shareholders of Alon Israel and their affiliates. During the years ended December 31, 2013 and 2012, 651,820 and 480,000 shares of Series B Convertible Preferred Stock were converted into 967,107 and 712,176 shares of our common stock, respectively. During the year ended December 31, 2014, there were no conversions of Preferred Stock to shares of our common stock. At December 31, 2014, 68,180 shares of Series B Convertible Preferred Stock remain outstanding.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(b)Development Agreement
We entered into a development agreement with BSRE Point Wells, LP (“BSRE”), a subsidiary of Alon Holdings Blue Square-Israel, Ltd., in conjunction with the sale of a parcel of land at Richmond Beach, Washington to BSRE. In order to enhance the value of the land with a view towards maximizing the proceeds from its sale, the agreement provides that Alon and BSRE intend to cooperate in the development and construction of a mixed-use residential and planned community real estate project on the land. As part of this agreement, we agreed to pay a quarterly development fee of $439 in exchange for the right to participate in the potential profits realized by BSRE from the development of the land. During each of the years ended December 31, 2014, 2013 and 2012, $1,755 was paid to BSRE.
(c)Purchase of Equipment
During the year ended December 31, 2012, we purchased, from an affiliate, hydrotreating equipment and other refinery processing equipment for $18,000 and $8,000, respectively.

(21)	Commitments and Contingencies

(a)	Leases
We have long-term lease commitments for land, office facilities, retail facilities and related equipment and various equipment and facilities used in the storage and transportation of refined products. We also have long-term lease commitments for land at our Krotz Springs refinery. In most cases we expect that in the normal course of business, our leases will be renewed or replaced by other leases. We have commitments under long-term operating leases for certain buildings, land, equipment and pipelines expiring at various dates over the next twenty-one years. Certain long-term operating leases relating to buildings, land and pipelines include options to renew for additional periods. At December 31, 2014, minimum lease payments on operating leases were as follows:

Year ending December 31,
2015	$28,263
2016	26,728
2017	24,684
2018	16,678
2019	9,564
2020 and thereafter	43,426
Total	$149,343
Total rental expense was $35,699, $33,965 and $34,943 for the years ended December 31, 2014, 2013 and 2012, respectively. Contingent rentals and subleases were not significant.

(b)	Commitments
In the normal course of business, we have long-term commitments to purchase, at market prices, utilities such as natural gas, electricity and water for use by our refineries, terminals, pipelines and retail locations. We are also party to various refined product and crude oil supply and exchange agreements, which are typically short-term in nature or provide terms for cancellation.
We have a pipelines and terminals agreement with Holly Energy Partners (“HEP”) through February 2020 with three additional five year renewal terms exercisable at our sole option. Pursuant to the pipelines and terminals agreement, we have committed to transport and store minimum volumes of refined products in these pipelines and terminals. The tariff rates applicable to the transportation of refined products on the pipelines are variable, with a base fee which is reduced for volumes exceeding defined volumetric targets. The agreement provides for the reduction of the minimum volume requirement under certain circumstances. The service fees for the storage of refined products in the terminals are set at rates competitive in the marketplace.
We have a throughput and deficiency agreement with Sunoco Pipeline, LP (“Sunoco”) that gives us the option to transport crude oil through the Amdel Pipeline either (1) westbound from the Nederland Terminal to the Big Spring refinery, or (2) eastbound from the Big Spring refinery to the Nederland Terminal for further barge transportation to the Krotz Springs refinery. Our minimum throughput commitment is 15,645 bpd. The agreement is for five years from the operational date of September 2012 with an option to extend the agreement by four additional thirty-month periods.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

We have an arrangement with Centurion Pipeline L.P. (“Centurion”) through June 2021. This arrangement gives us transportation pipeline capacity to ship crude oil from Midland to the Big Spring refinery using Centurion’s approximately forty-mile long pipeline system from Midland to Roberts Junction and our three-mile pipeline from Roberts Junction to the Big Spring refinery which we lease to Centurion. Our minimum throughput commitment is 25,000 bpd.
In July 2013, we entered into offtake agreements with two investment grade oil companies that provides for the sale, at market prices, of light cycle oil and high sulfur distillate blendstock through June 2015. Both agreements will automatically extend for successive one year terms unless either we or the other party cancels the agreement by delivering written notice of termination to the other at least 180 days prior to the end of the then current term.

(c)	Contingencies
We are involved in various legal actions arising in the ordinary course of business. We believe the ultimate disposition of these matters will not have a material effect on our financial position, results of operations or liquidity.
One of our subsidiaries is a party to a lawsuit alleging breach of contract pertaining to an asphalt supply agreement. We believe that we have valid counterclaims as well as affirmative defenses that will preclude recovery. Attempts to reach a commercial arrangement to resolve the dispute have been unsuccessful to this point. This matter currently is not scheduled for trial. Due to the uncertainties of litigation, we cannot predict with certainty the ultimate resolution of this lawsuit.

(d)	Environmental
We are subject to loss contingencies pursuant to federal, state, and local environmental laws and regulations. These laws and regulations govern the discharge of materials into the environment and may require us to incur future obligations to investigate the effects of the release or disposal of certain petroleum, chemical, and mineral substances at various sites; to remediate or restore these sites and to compensate others for damage to property and natural resources. These contingent obligations relate to sites that we own and are associated with past or present operations. We are currently participating in environmental investigations, assessments and cleanups pertaining to our refineries, service stations, pipelines and terminals. We may be involved in additional future environmental investigations, assessments and cleanups. The magnitude of future costs are unknown and will depend on factors such as the nature and contamination at many sites, the timing, extent and method of the remedial actions which may be required, and the determination of our liability in proportion to other responsible parties.
We have an environmental agreement with HEP pursuant to which we agreed to indemnify HEP against costs and liabilities incurred by HEP to the extent resulting from the existence of environmental conditions at the pipelines or terminals or from violations of environmental laws with respect to the pipelines and terminals occurring prior to February 28, 2005. Our environmental indemnification obligations under the environmental agreement expired on March 1, 2015. However, with respect to any remediation required for environmental conditions existing prior to February 28, 2005, we have the option under the environmental agreement to perform such remediation ourself in lieu of indemnifying HEP for their costs of performing such remediation. Pursuant to this option, we are continuing to perform the ongoing remediation at the Abilene and Wichita Falls terminals. Any remediation required under the terms of the environmental agreement is limited to the standards under the applicable environmental laws as in effect at February 28, 2005.
We have an environmental agreement with Sunoco pursuant to which we agreed to indemnify Sunoco against costs and liabilities incurred by Sunoco to the extent resulting from the existence of environmental conditions at the pipelines or from violations of environmental laws with respect to the pipelines occurring prior to March 1, 2006. With respect to any remediation required for environmental conditions existing prior to March 1, 2006, we have the option to perform such remediation ourself in lieu of indemnifying Sunoco for their costs of performing such remediation.
We have accrued environmental remediation obligations of $51,735 ($8,189 current liability and $43,546 non-current liability) at December 31, 2014, and $58,382 ($12,898 current liability and $45,484 non-current liability) at December 31, 2013. Environmental liabilities with payments that are fixed or reliably determinable have been discounted to present value at a rate of 2.32%.
The table below summarizes our environmental liability accruals:

	As of December 31,
	2014	2013
Discounted environmental liabilities	$46,150	$35,938
Undiscounted environmental liabilities	5,585	22,444
Total accrued environmental liabilities	$51,735	$58,382

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

As of December 31, 2014, the estimated future payments of environmental obligations for which discounts have been applied are as follows:

Year ending December 31,
2015	$5,940
2016	5,517
2017	4,012
2018	3,437
2019	3,268
2020 and thereafter	32,058
Discounted environmental liabilities, gross	54,232
Less: Discount applied	8,082
Discounted environmental liabilities	$46,150
We have an indemnification agreement with a prior owner for remediation expenses at the Bakersfield refinery. We are required to make indemnification claims to the prior owner by March 15, 2015. We have recorded current receivables of $3,350 and $9,100 at December 31, 2014 and 2013, respectively, and non-current receivables of $1,774 at December 31, 2013.
In addition to the indemnification agreement related to the Bakersfield refinery, we have an indemnification agreement with a prior owner for part of the remediation expenses at certain other West Coast assets. We have recorded current receivables of $784 and $418 and non-current receivables of $3,030 and $2,499 at December 31, 2014 and 2013, respectively.

(22)	Quarterly Information (unaudited)
Selected financial data by quarter is set forth in the table below:

	Quarters
	First	Second	Third	Fourth
2014
Net sales	$1,683,245	$1,742,883	$1,850,097	$1,503,231
Operating income	38,960	18,932	94,005	49,675
Net income (loss)	8,375	(6,437)	53,474	14,456
Net income (loss) available to stockholders	785	(7,517)	38,482	6,707
Earnings (loss) per share:
Basic	$0.01	$(0.11)	$0.56	$0.10
Diluted	$0.01	$(0.11)	$0.55	$0.10

2013
Net sales	$1,651,196	$1,676,595	$1,892,836	$1,825,754
Operating income (loss)	125,831	42,032	(39,397)	20,967
Net income (loss)	73,651	19,942	(33,185)	(12,293)
Net income (loss) available to stockholders	54,184	11,496	(28,709)	(13,985)
Earnings (loss) per share:
Basic	$0.86	$0.17	$(0.47)	$(0.21)
Diluted	$0.80	$0.17	$(0.47)	$(0.21)

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(23)	Subsequent Events
Dividend Declared
On February 5, 2015, our board of directors approved the regular quarterly cash dividend of $0.10 per share on our common stock, payable on March 16, 2015, to holders of record at the close of business on February 26, 2015.
Partnership Distribution
On February 5, 2015, the board of directors of the General Partner declared a cash distribution to the Partnership’s common unitholders of $43,755, or $0.70 per common unit. The cash distribution was paid on March 2, 2015 to unitholders of record at the close of business on February 17, 2015. The total cash distribution paid to non-affiliated common unitholders was $8,055.
Amended Supply and Offtake Agreements
In February 2015, we amended the Supply and Offtake Agreements with J. Aron and extended the initial terms through May 2021 for the Big Spring and Krotz Springs refineries. J. Aron may elect to terminate the Supply and Offtake Agreements for the Big Spring and Krotz Springs refineries prior to the expiration of the initial term beginning in May 2018 and upon each anniversary thereof, on six months prior notice. We may elect to terminate in May 2020 on six months prior notice.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands except per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$190,465	$214,961
Accounts and other receivables, net	193,688	153,859
Income tax receivable	—	9,196
Inventories	102,047	122,803
Deferred income tax asset	14,774	11,228
Prepaid expenses and other current assets	25,339	26,315
Total current assets	526,313	538,362
Equity method investments	24,822	25,376
Property, plant and equipment, net	1,358,336	1,372,344
Goodwill	101,913	101,913
Other assets, net	163,039	162,879
Total assets	$2,174,423	$2,200,874
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$266,154	$292,217
Accrued liabilities	100,570	104,391
Current portion of long-term debt	15,089	15,089
Total current liabilities	381,813	411,697
Other non-current liabilities	188,139	182,659
Long-term debt	536,330	548,598
Deferred income tax liability	378,484	384,142
Total liabilities	1,484,766	1,527,096
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock, par value $0.01, 15,000,000 shares authorized; 0 and 68,180 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	—	682
Common stock, par value $0.01, 150,000,000 shares authorized; 70,174,290 and 69,606,944 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	702	696
Additional paid-in capital	516,877	517,127
Accumulated other comprehensive loss, net of tax	(10,138)	(8,458)
Retained earnings	146,861	126,851
Total stockholders’ equity	654,302	636,898
Non-controlling interest in subsidiaries	35,355	36,880
Total equity	689,657	673,778
Total liabilities and equity	$2,174,423	$2,200,874

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands except per share data)

	For the Three Months Ended
	March 31,
	2015	2014
Net sales (1)	$1,103,240	$1,683,245
Operating costs and expenses:
Cost of sales	894,488	1,506,545
Direct operating expenses	64,205	70,678
Selling, general and administrative expenses	45,596	39,389
Depreciation and amortization	31,962	29,878
Total operating costs and expenses	1,036,251	1,646,490
Gain on disposition of assets	572	2,205
Operating income	67,561	38,960
Interest expense	(21,037)	(28,015)
Equity losses of investees	(554)	(459)
Other income (loss), net	46	(17)
Income before income tax expense	46,016	10,469
Income tax expense	11,961	2,094
Net income	34,055	8,375
Net income attributable to non-controlling interest	7,116	7,590
Net income available to stockholders	$26,939	$785
Earnings per share, basic	$0.39	$0.01
Weighted average shares outstanding, basic (in thousands)	69,485	68,617
Earnings per share, diluted	$0.38	$0.01
Weighted average shares outstanding, diluted (in thousands)	71,142	69,067
Cash dividends per share	$0.10	$0.06
___________

(1)	Includes excise taxes on sales by the retail segment of $18,056 and $17,810 for the three months ended March 31, 2015 and 2014, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited, dollars in thousands)

	For the Three Months Ended
	March 31,
	2015	2014
Net income	$34,055	$8,375
Other comprehensive income (loss):
Interest rate derivatives designated as cash flow hedges:
Unrealized holding loss arising during period	(930)	—
Loss reclassified to earnings - interest expense	15	—
Net loss, before tax	(915)	—
Income tax benefit	(339)	—
Net loss, net of tax	(576)	—
Commodity contracts designated as cash flow hedges:
Unrealized holding gain arising during period	6,070	23,582
Amortization of unrealized (gain) loss on de-designated cash flow hedges - cost of sales	(7,982)	8,275
Net gain (loss), before tax	(1,912)	31,857
Income tax expense (benefit)	(708)	11,787
Net gain (loss), net of tax	(1,204)	20,070
Total other comprehensive income (loss), net of tax	(1,780)	20,070
Comprehensive income	32,275	28,445
Comprehensive income attributable to non-controlling interest	7,016	8,277
Comprehensive income attributable to stockholders	$25,259	$20,168

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, dollars in thousands)

	For the Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$34,055	$8,375
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	31,962	29,878
Stock compensation	1,539	1,566
Deferred income taxes	(8,159)	(1,006)
Equity losses of investees	554	459
Amortization of debt issuance costs	808	1,175
Amortization of original issuance discount	1,503	1,663
Gain on disposition of assets	(572)	(2,205)
Unrealized (gain) loss on commodity swaps	(18,403)	6,606
Changes in operating assets and liabilities:
Accounts and other receivables, net	(23,434)	6,320
Income tax receivable	9,196	10,184
Inventories	20,756	(20,561)
Prepaid expenses and other current assets	976	(4,206)
Other assets, net	(5,979)	(345)
Accounts payable	(61,223)	30,380
Accrued liabilities	(7,365)	(8,124)
Other non-current liabilities	4,565	2,555
Net cash provided by (used in) operating activities	(19,221)	62,714
Cash flows from investing activities:
Capital expenditures	(10,749)	(18,160)
Capital expenditures for turnarounds and catalysts	(2,333)	(14,847)
Contribution to equity method investment	—	(597)
Proceeds from disposition of assets	1,469	40,000
Net cash provided by (used in) investing activities	(11,613)	6,396
Cash flows from financing activities:
Dividends paid to stockholders	(6,914)	(4,102)
Dividends paid to non-controlling interest	(82)	(135)
Distributions paid to non-controlling interest in the Partnership	(8,055)	(2,070)
Inventory agreement transactions	35,160	—
Deferred debt issuance costs	—	(1,844)
Revolving credit facilities, net	(10,000)	—
Additions to long-term debt	—	145,000
Payments on long-term debt	(3,771)	(75,166)
Net cash provided by financing activities	6,338	61,683
Net increase (decrease) in cash and cash equivalents	(24,496)	130,793
Cash and cash equivalents, beginning of period	214,961	224,499
Cash and cash equivalents, end of period	$190,465	$355,292
Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$19,519	$28,832
Refunds received for income tax	$(29)	$(10,184)
Supplemental disclosure of non-cash activity:
Capital expenditures included in accounts payable and accrued liabilities	$661	$—

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, dollars in thousands except as noted)

(1)	Basis of Presentation
As used in this report, unless otherwise specified, the terms “Alon,” “we,” “us” or “our” refer to Alon USA Energy, Inc. and its consolidated subsidiaries or to Alon USA Energy, Inc. or an individual subsidiary. The “Partnership,” as used in this report, refers to Alon USA Partners, LP and its consolidated subsidiaries.
These consolidated financial statements and notes are unaudited and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and notes required by GAAP for complete consolidated financial statements.
In the opinion of our management, the information included in these consolidated financial statements reflects all adjustments, consisting of normal and recurring adjustments, which are necessary for a fair presentation of our consolidated financial position and results of operations for the interim periods presented. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior year balances may have been aggregated or disaggregated in order to conform to the current year presentation. Our results of operations for the three months ended March 31, 2015 are not necessarily indicative of the operating results that may be realized for the year ending December 31, 2015.
Our consolidated balance sheet as of December 31, 2014 has been derived from the audited financial statements as of that date. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014.
New Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that provides accounting guidance for all revenue arising from contracts to provide goods or services to customers. This standard is intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The requirements of the new standard (unless amended) are effective for interim and annual periods beginning after December 15, 2016, and early adoption is not permitted. The standard allows for either full retrospective adoption or modified retrospective adoption. We are evaluating the guidance to determine the method of adoption and the impact of this standard on our consolidated financial statements.
In February 2015, the FASB issued an accounting standards update making targeted changes to the current consolidation guidance. The new standard changes the way certain decisions are made related to substantive rights, related parties, and decision making fees when applying the variable interest entity consolidation model and eliminates certain guidance for limited partnerships and similar entities under the voting interest consolidation model. The requirements from the updated standard are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. We are evaluating the effect that adopting the updated guidance will have on our consolidated financial statements and related disclosures.
In April 2015, the FASB issued an accounting standards update simplifying the presentation of debt issuance costs. The new standard requires that all cost incurred to issue debt be presented in the balance sheet as a direct deduction from the carrying value of the debt. The requirements from the updated standard are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. We are evaluating the effect that adopting the updated guidance will have on our consolidated financial statements and related disclosures.

(2)	Alon USA Partners, LP
The Partnership (NYSE: ALDW) is a publicly-traded limited partnership that owns the assets and conducts the operations of the Big Spring refinery and the associated wholesale marketing operations. As of March 31, 2015, the 11,506,550 common units held by the public represent 18.4% of the Partnership’s common units outstanding. We own the remaining 81.6% of the Partnership’s common units and Alon USA Partners GP, LLC (the “General Partner”), our wholly-owned subsidiary, owns 100% of the non-economic general partner interest in the Partnership.
The limited partner interests in the Partnership not owned by us are reflected in the consolidated statements of operations in net income attributable to non-controlling interest and in our consolidated balance sheets in non-controlling interest in subsidiaries. The Partnership is consolidated within the refining and marketing segment.
We have agreements with the Partnership which establish fees for certain administrative and operational services provided by us and our subsidiaries to the Partnership, provide certain indemnification obligations and other matters and establish terms for the supply of products by the Partnership to us.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

Partnership Distributions
The Partnership has adopted a policy pursuant to which it will distribute all of the available cash generated each quarter, as defined in the partnership agreement, subject to the approval of the board of directors of the General Partner. The per unit amount of available cash to be distributed each quarter, if any, will be distributed within 60 days following the end of such quarter.
On March 2, 2015, the Partnership paid a cash distribution of $43,755, or $0.70 per unit. The total cash distribution paid to non-affiliated common unitholders was $8,055.

(3)	Segment Data
Our revenues are derived from three operating segments: (i) refining and marketing, (ii) asphalt and (iii) retail. The reportable operating segments are strategic business units that offer different products and services. The segments are managed separately as each segment requires unique technology, marketing strategies and distinct operational emphasis. Each operating segment’s performance is evaluated primarily based on operating income.
(a)Refining and Marketing Segment
Our refining and marketing segment includes a sour crude oil refinery located in Big Spring, Texas, a light sweet crude oil refinery located in Krotz Springs, Louisiana and heavy crude oil refineries located in Paramount, Bakersfield and Long Beach, California (the “California refineries”). Our refineries have a combined crude oil throughput capacity of approximately 217,000 barrels per day (“bpd”). We refine crude oil into petroleum products including various grades of gasoline, diesel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt and other petroleum-based products, which are marketed primarily in the South Central, Southwestern and Western United States. Our California refineries did not process crude oil during the three months ended March 31, 2015 and 2014 due to the high cost of crude oil relative to product yield and low asphalt demand.
We supply gasoline and diesel to 642 Alon branded retail sites, including our retail segment convenience stores. During 2015, approximately 53% of the gasoline and 24% of the diesel produced at the Big Spring refinery was transferred to our branded marketing business at prices substantially determined by wholesale market prices. Additionally, we license the use of the Alon brand name and provide credit card processing services to 67 licensed locations that are not under fuel supply agreements.
(b)Asphalt Segment
We own or operate 10 asphalt terminals located in Texas (Big Spring), Washington (Richmond Beach), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Arizona (Phoenix and Flagstaff), and Nevada (Fernley) (50% interest) as well as through a 50% interest in Wright Asphalt Products Company, LLC, which specializes in patented ground tire rubber modified asphalt products. The operations in which we have a 50% interest are recorded under the equity method of accounting and the investments are included as part of total assets in the asphalt segment data. Asphalt produced by our Big Spring refinery is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices.
(c)Retail Segment
Our retail segment operates 293 convenience stores located in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, food products, food service, tobacco products, non-alcoholic and alcoholic beverages, general merchandise as well as money orders to the public, primarily under the 7-Eleven and Alon brand names. Substantially all of the motor fuel sold through our retail segment is supplied by our Big Spring refinery.
(d)Corporate
Operations that are not included in any of the three segments are included in the corporate category. These operations consist primarily of corporate headquarters operating and depreciation expenses.

Segment data as of and for the three month periods ended March 31, 2015 and 2014 are presented below:

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Three Months Ended March 31, 2015
Net sales to external customers	$876,603	$50,652	$175,985	$—	$1,103,240
Intersegment sales (purchases)	82,889	(10,931)	(71,958)	—	—
Depreciation and amortization	27,311	1,145	3,037	469	31,962
Operating income (loss)	75,647	(14,431)	6,990	(645)	67,561
Total assets	1,836,655	113,785	203,056	20,927	2,174,423
Turnarounds, catalysts and capital expenditures	6,739	1,406	3,316	1,621	13,082

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Three Months Ended March 31, 2014
Net sales to external customers	$1,365,826	$96,171	$221,248	$—	$1,683,245
Intersegment sales (purchases)	139,092	(16,983)	(122,109)	—	—
Depreciation and amortization	25,368	1,200	2,714	596	29,878
Operating income (loss)	40,004	(3,205)	2,933	(772)	38,960
Total assets	1,997,998	120,691	204,088	22,947	2,345,724
Turnarounds, catalysts and capital expenditures	27,043	1,718	3,381	865	33,007
Operating income (loss) for each segment consists of net sales less cost of sales, direct operating expenses, selling, general and administrative expenses, depreciation and amortization, and gain (loss) on disposition of assets. Intersegment sales are intended to approximate wholesale market prices. Consolidated totals presented are after intersegment eliminations.
Total assets of each segment consist of net property, plant and equipment, inventories, cash and cash equivalents, accounts and other receivables and other assets directly associated with the segment’s operations. Corporate assets consist primarily of corporate headquarters information technology and administrative equipment.

(4)	Fair Value
We determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We classify financial assets and financial liabilities into the following fair value hierarchy:

•	Level 1 - valued based on quoted prices in active markets for identical assets and liabilities;

•	Level 2 - valued based on quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability; and

•	Level 3 - valued based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
As required, we utilize valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy. We generally apply the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.
The carrying amounts of our cash and cash equivalents, receivables, payables and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The reported amounts of long-term debt approximate fair value. Derivative instruments are carried at fair value, which are based on quoted market prices. Derivative instruments are our only assets and liabilities measured at fair value on a recurring basis.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, in the consolidated balance sheets at March 31, 2015 and December 31, 2014:

	Level 1	Level 2	Level 3	Total
As of March 31, 2015
Assets:
Commodity contracts (swaps)	$—	$59,231	$—	$59,231
Fair value hedges	—	30,691	—	30,691
Liabilities:
Commodity contracts (futures and forwards)	882	—	—	882
Interest rate swaps	—	2,153	—	2,153

As of December 31, 2014
Assets:
Commodity contracts (swaps)	$—	$42,740	$—	$42,740
Fair value hedges	—	24,903	—	24,903
Liabilities:
Commodity contracts (futures and forwards)	333	—	—	333
Interest rate swaps	—	1,238	—	1,238

(5)	Derivative Financial Instruments
We selectively utilize crude oil and refined product commodity derivative contracts to reduce the risk associated with potential price changes on committed obligations as well as to reduce earnings volatility. We also utilize interest rate swaps to manage our exposure to interest rate risk. We do not speculate using derivative instruments. Credit risk on our derivative instruments is mitigated by transacting with counterparties meeting established collateral and credit criteria.
Mark to Market
We have certain contracts that serve as economic hedges, which are derivatives used for risk management but not designated as hedges for financial accounting purposes. All economic hedge transactions are recorded at fair value and any changes in fair value between periods are recognized in earnings.
We have contracts that are used to fix prices on forecasted purchases of inventory. Forwards represent physical trades for which pricing and quantities have been set, but the physical product delivery has not occurred by the end of the reporting period. Futures represent trades executed on the New York Mercantile Exchange which have not been closed or settled at the end of the reporting period.
We also have economic hedges in the form of swap contracts that fix price differentials between different types of crude oil and the crack spreads between certain refined products and the crude oil that we use at our refineries. At March 31, 2015, these swap contracts had aggregate purchase volumes of 7,830 thousand barrels of crude oil and refined products with contract terms through December 2016.
Fair Value Hedges
Fair value hedges are used to hedge price volatility of certain refining inventories and firm commitments to purchase inventories. The gain or loss on a derivative instrument designated and qualifying as a fair value hedge, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, is recognized in earnings in the same period.
We have certain commodity contracts associated with the Supply and Offtake Agreements discussed in Note 7 that have been accounted for as fair value hedges, which had purchase volumes of 802 thousand barrels of crude oil as of March 31, 2015.
Cash Flow Hedges
To designate a derivative as a cash flow hedge, we document at the inception of the hedge the assessment that the derivative will be highly effective in offsetting expected changes in cash flows from the hedged item. This assessment, which is updated at least quarterly, is generally based on the most recent relevant historical correlation between the derivative and the hedged item. If, during the term of the derivative, the hedge is determined to be no longer highly effective, hedge accounting is

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

prospectively discontinued and any remaining unrealized gains or losses, based on the effective portion of the derivative at that date, are reclassified to earnings when the underlying transactions occur.
Commodity Derivatives. As of March 31, 2015, we did not have any commodity swap contracts accounted for as cash flow hedges. In January 2015, we elected to de-designate the commodity swap contracts that were previously designated as cash flow hedges. As of March 31, 2015, these contracts were accounted for as economic hedges, as mentioned above. As of March 31, 2015, unrealized gains of $33,966 were classified in OCI that related to the application of hedge accounting prior to de-designation, which will be reclassified into earnings as the underlying transactions occur through the remainder of 2015. During the three months ended March 31, 2015, we reclassified $7,982 of gains from OCI into cost of sales related to these de-designated cash flow hedges. During the three months ended March 31, 2014, we reclassified $8,275 of losses from OCI into cost of sales related to previously de-designated cash flow hedges that settled in 2014.
Related to commodity swap cash flow hedges in other comprehensive income (“OCI”), we recognized unrealized gains (losses) of $(1,912) and $31,857 for the three months ended March 31, 2015 and 2014, respectively.
Interest Rate Derivatives. In April 2014, we entered into three interest rate swap agreements, maturing March 2019, that effectively fix the variable LIBOR interest component of the term loan feature within the retail credit agreement. The interest rate swaps have been accounted for as cash flow hedges. The aggregate notional amount under these agreements covers approximately 75% of the outstanding principal of the term loan throughout the duration of the interest rate swaps. As of March 31, 2015, the outstanding principal of the term loan was $100,833. The interest rate swaps lock in an average fixed interest rate of 0.60% in 2015; 1.47% in 2016; 2.35% in 2017; 3.09% in 2018 and 3.28% in 2019. Related to these transactions in OCI, we recognized unrealized losses of $915 for the three months ended March 31, 2015.
For the three months ended March 31, 2015 and 2014, there was no cash flow hedge ineffectiveness recognized in income. No component of our cash flow hedges’ gains or losses was excluded from the assessment of hedge effectiveness.
As of March 31, 2015, we have net unrealized gains of $31,813 classified in OCI related to cash flow hedges, including amounts related to the de-designated cash flow hedges. Assuming interest rates remain unchanged, unrealized gains of $33,693 will be reclassified from OCI into earnings over the next twelve-month period as the underlying transactions occur.
The following tables present the effect of derivative instruments on the consolidated balance sheets:

	As of March 31, 2015
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures and forwards)	Accounts receivable	$1,050	Accrued liabilities	$1,932
Commodity contracts (swaps)	Accounts receivable	47,513		—
Commodity contracts (swaps)	Other assets	11,718		—
Total derivatives not designated as hedging instruments		60,281		1,932

Derivatives designated as hedging instruments:
Interest rate swaps		$—	Other non-current liabilities	$2,153
Fair value hedges	Other assets	30,691		—
Total derivatives designated as hedging instruments		30,691		2,153
Total derivatives		$90,972		$4,085

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

	As of December 31, 2014
	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures and forwards)	Accounts receivable	$7,168	Accrued liabilities	$7,501
Commodity contracts (swaps)	Accounts receivable	6,809		—
Commodity contracts (swaps)	Other assets	11,622		—
Total derivatives not designated as hedging instruments		25,599		7,501

Derivatives designated as hedging instruments:
Commodity contracts (swaps)	Accounts receivable	$24,309		$—
Interest rate swaps		—	Other non-current liabilities	1,238
Fair value hedges	Other assets	24,903		—
Total derivatives designated as hedging instruments		49,212		1,238
Total derivatives		$74,811		$8,739
The following tables present the effect of derivative instruments on the consolidated statements of operations and accumulated other comprehensive income:
Derivatives designated as hedging instruments:

Cash Flow Hedging Relationships	Gain (Loss) Recognized in OCI	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Gain (Loss) Reclassified from Accumulated OCI into Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
		Location	Amount	Location	Amount
For the Three Months Ended March 31, 2015
Commodity contracts (swaps)	$(1,912)	Cost of sales	$7,982		$—
Interest rate swaps	(915)	Interest expense	(15)		—
Total derivatives	$(2,827)		$7,967		$—

For the Three Months Ended March 31, 2014
Commodity contracts (swaps)	$31,857	Cost of sales	$(8,275)		$—
Total derivatives	$31,857		$(8,275)		$—
Derivatives in fair value hedging relationships:

		Gain (Loss) Recognized in Income
		For the Three Months Ended
		March 31,
	Location	2015	2014
Fair value hedges (1)	Interest expense	$5,788	$(2,607)
Total derivatives		$5,788	$(2,607)
___________

(1)	Changes in the fair value hedges are substantially offset by changes in the hedged items.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

Derivatives not designated as hedging instruments:

		Gain (Loss) Recognized in Income
		For the Three Months Ended
		March 31,
	Location	2015	2014
Commodity contracts (futures and forwards)	Cost of sales	$(5,358)	$(985)
Commodity contracts (swaps)	Cost of sales	21,861	2,037
Total derivatives		$16,503	$1,052
Offsetting Assets and Liabilities
Our derivative instruments are subject to master netting arrangements to manage counterparty credit risk associated with derivatives, and we offset the fair value amounts recorded for derivative instruments to the extent possible under these agreements on our consolidated balance sheets.
The following table presents offsetting information regarding our derivatives by type of transaction as of March 31, 2015 and December 31, 2014:

	Gross Amounts of Recognized Assets/Liabilities	Gross Amounts offset in the Statement of Financial Position	Net Amounts Presented in the Statement of Financial Position	Gross Amounts Not offset in the Statement of Financial Position		Net Amount
				Financial Instruments	Cash Collateral Pledged
As of March 31, 2015
Derivative Assets:
Commodity contracts (futures and forwards)	$1,699	$(649)	$1,050	$(1,050)	$—	$—
Commodity contracts (swaps)	65,050	(5,819)	59,231	—	—	59,231
Fair value hedges	30,691	—	30,691	—	—	30,691
Derivative Liabilities:
Commodity contracts (futures and forwards)	$2,581	$(649)	$1,932	$(1,050)	$—	$882
Commodity contracts (swaps)	5,819	(5,819)	—	—	—	—
Interest rate swaps	2,153	—	2,153	—	—	2,153

As of December 31, 2014
Derivative Assets:
Commodity contracts (futures and forwards)	$8,508	$(1,340)	$7,168	$(7,168)	$—	$—
Commodity contracts (swaps)	49,204	(6,464)	42,740	—	—	42,740
Fair value hedges	24,903	—	24,903	—	—	24,903
Derivative Liabilities:
Commodity contracts (futures and forwards)	$8,841	$(1,340)	$7,501	$(7,168)	$—	$333
Commodity contracts (swaps)	6,464	(6,464)	—	—	—	—
Interest rate swaps	1,238	—	1,238	—	—	1,238
Compliance Program Market Risk
We are obligated by government regulations to blend a certain percentage of biofuels into the products that we produce and are consumed in the U.S. We purchase biofuels from third parties and blend those biofuels into our products, and each gallon of biofuel purchased includes a renewable identification number, or RIN. To the degree we are unable to blend biofuels at the required percentage, a RINs deficit is generated and we must acquire that number of RINs by the annual reporting deadline in order to remain in compliance with applicable regulations. Alternatively, if we have a RINs surplus, some of those RINs could be sold. Any such sales would be subject to our normal credit evaluation process.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

We are exposed to market risk related to the volatility in the price of credits needed to comply with these governmental and regulatory programs. We manage this risk by purchasing RINs when prices are deemed favorable utilizing fixed price purchase contracts. Some of these contracts are derivative instruments; however, we elect the normal purchase and sale exception and do not record these contracts at their fair values.
The cost of meeting our obligations under these compliance programs was $12,696 and $7,781 for the three months ended March 31, 2015 and 2014, respectively. These amounts are reflected in cost of sales in the consolidated statements of operations.

(6)	Inventories
Carrying value of inventories consisted of the following:

	March 31, 2015	December 31, 2014
Crude oil, refined products, asphalt and blendstocks	$36,067	$48,027
Crude oil consignment inventory (Note 7)	13,393	18,350
Materials and supplies	24,410	22,269
Store merchandise	22,774	27,418
Store fuel	5,403	6,739
Total inventories	$102,047	$122,803
The market value of refined products, asphalt and blendstock inventories exceeded last-in, first-out (“LIFO”) costs by $8,186 and $7,713 at March 31, 2015 and December 31, 2014, respectively. Crude oil inventories on a LIFO cost basis, net of the fair value hedged items, were lower than the market value of crude oil inventories by $25,118 and $17,754 at March 31, 2015 and December 31, 2014, respectively.

(7)	Inventory Financing Agreements
We have entered into Supply and Offtake Agreements and other associated agreements (together the “Supply and Offtake Agreements”) with J. Aron & Company (“J. Aron”), to support the operations of our Big Spring, Krotz Springs and California refineries and most of our asphalt terminals. Pursuant to the Supply and Offtake Agreements, (i) J. Aron agreed to sell to us, and we agreed to buy from J. Aron, at market prices, crude oil for processing at the refineries and (ii) we agreed to sell, and J. Aron agreed to buy, at market prices, certain refined products produced at the refineries.
The Supply and Offtake Agreements also provided for the sale, at market prices, of our crude oil and certain refined product inventories to J. Aron, the lease to J. Aron of crude oil and refined product storage facilities, and to identify prospective purchasers of refined products on J. Aron’s behalf. The Supply and Offtake Agreements have initial terms that expire in May 2019. J. Aron may elect to terminate the Supply and Offtake Agreements prior to the expiration of the initial term beginning in May 2016 and upon each anniversary thereof, on six months prior notice. We may elect to terminate in May 2018 on six months prior notice.
In February 2015, the Supply and Offtake Agreements for the Big Spring and Krotz Springs refineries were amended and the initial term was extended to May 2021. J. Aron may elect to terminate the Supply and Offtake Agreements for the Big Spring and Krotz Springs refineries prior to the expiration of the initial term beginning in May 2018 and upon each anniversary thereof, on six months prior notice. We may elect to terminate in May 2020 on six months prior notice.
Following expiration or termination of the Supply and Offtake Agreements, we are obligated to purchase the crude oil and refined product inventories then owned by J. Aron and located at the leased storage facilities at then current market prices.
Associated with the Supply and Offtake Agreements, we have fair value hedges of our inventory purchase commitments with J. Aron and crude oil inventory consigned to J. Aron (“crude oil consignment inventory”). Additionally, financing charges related to the Supply and Offtake Agreements are recorded as interest expense in the consolidated statements of operations.
In connection with the Supply and Offtake Agreement for our Krotz Springs refinery, we have granted a security interest to J. Aron in all of its accounts and inventory to secure its obligations to J. Aron. In addition, we have granted a security interest in all of its real property and equipment to J. Aron to secure its obligations under a commodity hedge and sale agreement in lieu of posting cash collateral and being subject to cash margin calls.
At March 31, 2015 and December 31, 2014, we had net current payables to J. Aron for purchases of $7,132 and $46,303, respectively, and a consignment inventory receivable representing a deposit paid to J. Aron of $26,179 and $26,179,

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

respectively. At March 31, 2015 and December 31, 2014, we had non-current liabilities for the original financing of $39,861 and $39,060, respectively, net of the related fair value hedges.
Additionally, we had net current payables of $672 and $4,212 at March 31, 2015 and December 31, 2014, respectively, for forward commitments related to month-end consignment inventory target levels differing from projected levels and the associated pricing with these inventory level differences.

(8)	Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following:

	March 31, 2015	December 31, 2014
Refining facilities	$1,827,657	$1,820,565
Pipelines and terminals	43,439	43,439
Retail	202,623	200,354
Other	19,554	17,988
Property, plant and equipment, gross	2,093,273	2,082,346
Accumulated depreciation	(734,937)	(710,002)
Property, plant and equipment, net	$1,358,336	$1,372,344
Disposition of Assets
In January 2014, we sold our Willbridge, Oregon asphalt terminal for $40,000. The terminal was included in our asphalt segment and allocated goodwill of $4,030. For the three months ended March 31, 2014, a pre-tax gain of $1,943 was recognized and has been included in gain on disposition of assets in our consolidated statements of operations.

(9)	Additional Financial Information
The following tables provide additional financial information related to the consolidated financial statements.

(a)	Other Assets, Net

	March 31, 2015	December 31, 2014
Deferred turnaround and catalyst cost	$56,372	$60,753
Environmental receivables (Note 15)	2,843	3,030
Deferred debt issuance costs	9,761	10,569
Intangible assets, net	7,511	7,647
Receivable from supply and offtake agreements (Note 7)	26,179	26,179
Commodity contracts	11,718	11,622
Fair value hedges (Note 7)	30,691	24,903
Other, net	17,964	18,176
Total other assets	$163,039	$162,879

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(b)	Accrued Liabilities and Other Non-Current Liabilities

	March 31, 2015	December 31, 2014
Accrued Liabilities:
Taxes other than income taxes, primarily excise taxes	$33,295	$47,071
Employee costs	20,849	13,297
Commodity contracts	1,932	7,501
Accrued finance charges	847	1,826
Environmental accrual (Note 15)	8,189	8,189
Other	35,458	26,507
Total accrued liabilities	$100,570	$104,391

Other Non-Current Liabilities:
Pension and other postemployment benefit liabilities, net	$52,689	$52,135
Environmental accrual (Note 15)	41,185	43,546
Asset retirement obligations	12,326	12,328
Consignment inventory obligations (Note 7)	70,552	63,963
Interest rate swaps	2,153	1,238
Other	9,234	9,449
Total other non-current liabilities	$188,139	$182,659

(10)	Postretirement Benefits
The components of net periodic benefit cost related to our benefit plans for the three months ended March 31, 2015 and 2014 consisted of the following:

	For the Three Months Ended
	March 31,
	2015	2014
Components of net periodic benefit cost:
Service cost	$996	$856
Interest cost	1,256	1,238
Expected return on plan assets	(1,582)	(1,370)
Amortization of net loss	839	596
Net periodic benefit cost	$1,509	$1,320
Our estimated contributions to our pension plans during 2015 have not changed significantly from amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2014. For the three months ended March 31, 2015 and 2014, we contributed $1,030 and $1,160, respectively, to our qualified pension plans.

(11)	Indebtedness
Debt consisted of the following:

	March 31, 2015	December 31, 2014
Term loan credit facilities	$262,586	$264,359
Alon USA, LP Credit Facility	50,000	60,000
Convertible senior notes	127,657	126,298
Retail credit facilities	111,176	113,030
Total debt	551,419	563,687
Less: Current portion	15,089	15,089
Total long-term debt	$536,330	$548,598

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(a) Letter of Credit Facility and Alon USA, LP Revolving Credit Facility
We had letters of credit outstanding under our $60,000 letter of credit facility of $55,751 and $54,227 at March 31, 2015 and December 31, 2014, respectively.
We had borrowings of $50,000 and $60,000 and letters of credit of $36,863 and $23,511 outstanding under the Alon USA, LP $240,000 revolving credit facility at March 31, 2015 and December 31, 2014, respectively.
In May 2015, the Alon USA, LP $240,000 revolving credit facility was amended to, among other matters, extend the expiration date to May 2019.
(b) Convertible Senior Notes
The conversion rate for the Convertible Senior Notes is subject to adjustment upon the occurrence of certain events, including cash dividend adjustments, but will not be adjusted for any accrued and unpaid interest. As of March 31, 2015, the conversion rate was adjusted to 69.116 shares of our common stock per each $1 (in thousands) principal amount of Convertible Senior Notes, equivalent to a conversion price of approximately $14.47 per share, to reflect cash dividend adjustments. The strike price for the warrants was adjusted to $19.66 per share. Any future quarterly cash dividend payments in excess of $0.06 per share will cause further adjustment based on the formula contained in the indenture. The Convertible Senior Notes holders may require us to render a make-whole payment to holders under certain circumstances, including in the event of a change in control, as defined in the indenture. As of March 31, 2015, there have been no conversions of the Convertible Senior Notes.
(c) Financial Covenants
We have certain credit agreements that contain maintenance financial covenants. At March 31, 2015, we were in compliance with these covenants.

(12)	Stock-Based Compensation (share values in dollars)
Our overall executive incentive compensation program permits the granting of awards to our directors, officers and key employees in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses.
Restricted Stock. As of March 31, 2015 and December 31, 2014, we had 643,999 non-vested restricted shares.
Compensation expense for restricted stock awards amounted to $799 and $488 for the three months ended March 31, 2015 and 2014, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.
Restricted Stock Units. In 2011, we granted 500,000 restricted stock units to our CEO and President at a grant date fair value of $11.47 per share. Each restricted unit represents the right to receive one share of our common stock upon the vesting of the restricted stock unit. All 500,000 restricted stock units vested on March 1, 2015. Compensation expense for restricted stock units amounted to $249 and $374 for the three months ended March 31, 2015 and 2014, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.
Unrecognized Compensation Cost. As of March 31, 2015, there was $3,467 of total unrecognized compensation cost related to non-vested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.0 year.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

(13)	Equity (share values in dollars)
Changes to equity during the three months ended March 31, 2015 are presented below:

	Total Stockholders’ Equity	Non-controlling Interest	Total Equity
Balance at December 31, 2014	$636,898	$36,880	$673,778
Other comprehensive income	(1,680)	(100)	(1,780)
Stock compensation	(937)	(404)	(1,341)
Dividends of common stock on preferred stock	(4)	—	(4)
Distributions to non-controlling interest in the Partnership	—	(8,055)	(8,055)
Dividends	(6,914)	(82)	(6,996)
Net income	26,939	7,116	34,055
Balance at March 31, 2015	$654,302	$35,355	$689,657
(a)Common Stock
Amended Shareholder Agreement. In 2012, we signed agreements with the remaining non-controlling interest shareholders of Alon Assets whereby the participants would exchange shares of Alon Assets for shares of our common stock. During the three months ended March 31, 2015, 164,822 shares of our common stock were issued in exchange for 881.12 shares of Alon Assets. At March 31, 2015, 1,095,600 shares of our common stock are available to be exchanged for the outstanding shares held by non-controlling interest shareholders of Alon Assets.
We recognized compensation expense associated with the difference in value between the participants' ownership of Alon Assets compared to our common stock of $484 and $697 for the three months ended March 31, 2015 and 2014, respectively. These amounts are included in selling, general and administrative expenses in the consolidated statements of operations.

(b)	Preferred Stock
Preferred Stock Conversion. During the three months ended March 31, 2015, the remaining 68,180 shares of our preferred stock were converted to 101,150 shares of our common stock.

(c)	Dividends
Common Stock Dividends. On March 16, 2015, we paid a regular quarterly cash dividend of $0.10 per share on common stock to stockholders of record at the close of business on February 26, 2015.
Preferred Stock Dividends. During the three months ended March 31, 2015, we issued 771 shares of common stock for payment of the quarterly 8.5% preferred stock dividend to preferred stockholders, prior to the preferred stock conversion into our common stock.

(d)	Accumulated Other Comprehensive Loss
The following table displays the change in accumulated other comprehensive loss, net of tax:

	Unrealized Gain (Loss) on Cash Flow Hedges	Postretirement Benefit Plans	Total
Balance at December 31, 2014	$21,330	$(29,788)	$(8,458)
Other comprehensive income before reclassifications	3,241	—	3,241
Amounts reclassified from accumulated other comprehensive loss	(4,921)	—	(4,921)
Net current-period other comprehensive loss	(1,680)	—	(1,680)
Balance at March 31, 2015	$19,650	$(29,788)	$(10,138)

(14)	Earnings Per Share
Basic earnings per share is calculated as net income available to common stockholders divided by the average number of participating shares of common stock outstanding. Diluted earnings per share includes the dilutive effect of granted stock appreciation rights, granted restricted common stock units, granted restricted common stock awards, convertible debt and warrants using the treasury stock method and the dilutive effect of convertible preferred shares using the if-converted method.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

The calculation of earnings per share, basic and diluted, for the three months ended March 31, 2015 and 2014, is as follows (shares in thousands, per share value in dollars):

	For the Three Months Ended
	March 31,
	2015	2014
Net income available to stockholders	$26,939	$785
Less: preferred stock dividends	15	15
Net income available to common stockholders	26,924	770

Weighted average shares outstanding, basic	69,485	68,617
Dilutive common stock equivalents	1,657	450
Weighted average shares outstanding, diluted	71,142	69,067
Earnings per share, basic	$0.39	$0.01
Earnings per share, diluted	$0.38	$0.01
For the three months ended March 31, 2015, the weighted average diluted shares includes all potentially dilutive common stock equivalents. For the three months ended March 31, 2014, we have excluded 101 common stock equivalents from the weighted average diluted shares outstanding as the effect of including such shares would be anti-dilutive.

(15)	Commitments and Contingencies

(a)	Commitments
In the normal course of business, we have long-term commitments to purchase, at market prices, utilities such as natural gas, electricity and water for use by our refineries, terminals, pipelines and retail locations. We are also party to various refined product and crude oil supply and exchange agreements, which are typically short-term in nature or provide terms for cancellation.

(b)	Contingencies
We are involved in various legal actions arising in the ordinary course of business. We believe the ultimate disposition of these matters will not have a material effect on our financial position, results of operations or liquidity.
One of our subsidiaries is a party to a lawsuit alleging breach of contract pertaining to an asphalt supply agreement. We believe that we have valid counterclaims as well as affirmative defenses that will preclude recovery. Attempts to reach a commercial arrangement to resolve the dispute have been unsuccessful to this point. This matter is currently scheduled for trial in October 2015. Due to the uncertainties of litigation, we cannot predict with certainty the ultimate resolution of this lawsuit.

(c)	Environmental
We are subject to loss contingencies pursuant to federal, state, and local environmental laws and regulations. These laws and regulations govern the discharge of materials into the environment and may require us to incur future obligations to investigate the effects of the release or disposal of certain petroleum, chemical, and mineral substances at various sites; to remediate or restore these sites and to compensate others for damage to property and natural resources. These contingent obligations relate to sites that we own and are associated with past or present operations. We are currently participating in environmental investigations, assessments and cleanups pertaining to our refineries, service stations, pipelines and terminals. We may be involved in additional future environmental investigations, assessments and cleanups. The magnitude of future costs are unknown and will depend on factors such as the nature and contamination at many sites, the timing, extent and method of the remedial actions which may be required, and the determination of our liability in proportion to other responsible parties.
Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Substantially all amounts accrued are expected to be paid out over the next 15 years. The level of future expenditures for environmental remediation obligations cannot be determined with any degree of reliability.
We have accrued environmental remediation obligations of $49,374 ($8,189 current liability and $41,185 non-current liability) at March 31, 2015, and $51,735 ($8,189 current liability and $43,546 non-current liability) at December 31, 2014.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

We have an indemnification agreement with a prior owner for remediation expenses at the Bakersfield refinery. We have recorded current receivables of $717 and $3,350 at March 31, 2015 and December 31, 2014, respectively.
In addition to the indemnification agreement related to the Bakersfield refinery, we have an indemnification agreement with a prior owner for part of the remediation expenses at certain other West Coast assets. We have recorded current receivables of $784 and $784 and non-current receivables of $2,843 and $3,030 at March 31, 2015 and December 31, 2014, respectively.

(16)	Subsequent Events
Alon USA, LP Credit Facility
In May 2015, the Alon USA, LP $240,000 revolving credit facility was amended to, among other matters, extend the expiration date to May 2019.
Dividend Declared
On May 5, 2015, our board of directors declared an increase in the regular quarterly cash dividend of $0.10 to $0.15 per share on our common stock, payable on June 5, 2015, to holders of record at the close of business on May 19, 2015.
Partnership Distribution
On May 4, 2015, the board of directors of the General Partner declared a cash distribution to the Partnership’s common unitholders of approximately $44,380, or $0.71 per common unit. The cash distribution will be paid on May 26, 2015 to unitholders of record at the close of business on May 18, 2015. The total cash distribution payable to non-affiliated common unitholders will be approximately $8,170.
Delek US Holdings, Inc. Share Purchase Agreement
On April 14, 2015, Delek US Holdings, Inc. entered into a definitive stock purchase agreement with Alon Israel Oil Company, Ltd. to purchase approximately 48% of our common stock. This transaction, which has received Hart-Scott-Rodino clearance, is expected to close as early as May 12, 2015.